PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)

                          STONE CONTAINER CORPORATION
    [LOGO]
         OFFER TO EXCHANGE ITS RATING ADJUSTABLE SENIOR NOTES DUE 2016
        WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND
         ALL OF ITS OUTSTANDING RATING ADJUSTABLE SENIOR NOTES DUE 2016
                            ------------------------

    The Exchange Offer will expire at 5:00 p.m., New York City time on November 8, 1996, unless extended.

    Stone Container Corporation, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its new Rating Adjustable Senior Notes due 2016 (the "New Notes") for each $1,000 principal amount of its outstanding Rating Adjustable Senior Notes due 2016 (the "Old Notes" and, together with the New Notes, the "Notes"), of which $125,000,000 aggregate principal amount is outstanding. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and entitled to benefits of, the Indenture governing the Old Notes dated as of July 24, 1996, as supplemented and amended by the First Supplemental Indenture dated as of July 24, 1996 (the "Indenture"). All references herein to the "Notes" shall be references to the Old Notes and/or the New Notes, whichever was, is or will be outstanding in the particular context. See "The Exchange Offer" and "Description of Notes."

    The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on November 8, 1996, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000 principal amount.

    The Old Notes were sold on July 24, 1996 in a transaction exempt from registration under the Securities Act. The New Notes are being offered to satisfy certain obligations of the Company under the Registration Rights Agreement relating to the Old Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

    The Notes constitute securities for which there is no established trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. The New Notes have been approved for listing on the New York Stock Exchange ("NYSE"). No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

    Interest on the New Notes shall accrue from the last February 1 or August 1 (an "Interest Payment Date") on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from July 24, 1996.

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 8, 1996.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS,
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE EXCHANGE OFFER IS NOT BEING
MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF
OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE
THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH
JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE
HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE
HEREOF.

    Until November 19, 1996 (40 days after commencement of this offering), all dealers effecting transactions in the New Notes, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                           --------------------------

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the
"Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, the information incorporated by reference therein and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration
Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the reporting requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has agreed during any period in which it is no longer subject to such reporting requirements, to file with the Trustee and the Commission such information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange. Any reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth
Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and in
New York, 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates. The Commission maintains a Web site
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. In addition, such reports, proxy statements and other information can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New
York, New York 10005, on which exchange the common stock of the Company is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31,
       1995;

    (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended
       March 31, 1996 and June 30, 1996;

    (c) the Company's Current Reports on Form 8-K, dated May 16, 1996; June 28,
       1996, July 19, 1996 and July 25, 1996; and

    (d) the Company's Proxy Statement, dated April 9, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, upon written or oral request to Investor Relations
Department, Stone Container Corporation, 150 North Michigan Avenue, Chicago,
Illinois 60601, telephone (312) 346-6600. In order to ensure timely delivery of the documents prior to the Expiration Date, any request should be made by November 1, 1996.

                                       2
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                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED ENTIRELY BY, AND SHOULD BE READ IN
CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS,
INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE
INTO THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE
FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS." AS USED IN THIS
PROSPECTUS, THE TERM "COMPANY" INCLUDES STONE CONTAINER CORPORATION, ITS
SUBSIDIARIES (INCLUDING STONE-CONSOLIDATED CORPORATION PRIOR TO ITS AMALGAMATION
(THE "AMALGAMATION") ON NOVEMBER 1, 1995 WITH RAINY RIVER FOREST PRODUCTS INC.,
UNLESS OTHERWISE INDICATED) AND ITS AND THEIR RESPECTIVE PREDECESSORS AND
SUBSIDIARIES, EXCEPT AS THE CONTEXT OTHERWISE MAY REQUIRE.

                                  THE COMPANY

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper bags and sacks. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 8.0 million and 7.9 million total tons of paper and pulp in 1995 and 1994, respectively. The Company produced approximately 5.0 million and 5.2 million tons of unbleached containerboard and kraft paper in 1995 and 1994, respectively, which accounted for approximately
63% and 66% of its total tonnage produced for 1995 and 1994, respectively. The
Company had net sales of approximately $7.4 billion and $5.7 billion in 1995 and 1994, respectively, and had net income of $255.5 million in 1995 and a net loss of $204.6 million in 1994. The Company owns or has an interest in 130 manufacturing facilities in the United States, 31 in Canada, 16 in Germany, seven each in France and Venezuela, two each in Australia, Belgium and the United Kingdom and one each in Mexico, the Netherlands and China. These facilities include 26 mills. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, Mexico,
China and Japan and has forestry operations in Costa Rica and Venezuela. The principal executive offices of the Company are at 150 North Michigan Avenue, Chicago, Illinois 60601 and the Company's telephone number is (312) 346-6600.

PAPERBOARD AND PAPER PACKAGING

    The Company believes that its integrated unbleached paperboard and paper packaging business is the largest in the world with 16 mills and 149 converting plants located throughout the United States and Canada, and in Europe, Australia and China. The major products in this business are containerboard and corrugated containers, which are primarily sold to a broad range of manufacturers of consumable and durable goods; kraft paper and paper bags and sacks, which are sold primarily to supermarket chains, retailers of consumer products and, in the case of multiwall shipping sacks, to the agricultural, chemical and cement industries; and boxboard and folding cartons, which are sold to manufacturers of consumable goods and other box manufacturers. The unbleached packaging business of the Company has an annual capacity of approximately 5.5 million tons and is more than 80% integrated. In 1995, total sales for the paperboard and paper packaging business of the Company were approximately $5.4 billion, or approximately 74% of total consolidated sales.

MARKET PULP

    The Company believes it is a major market producer of market pulp in North
America. The Company owns and operates five market pulp mills in North America, including the Celgar mill in Castlegar, British Columbia in which the Company has a 45% interest (the "Celgar mill"). These mills have the capacity to produce
1.2 million tons of market pulp annually and produced 1.1 million tons in 1995
(including 45% of the production at the Celgar mill). In addition, Stone-Consolidated owns and operates the Fort Frances, Ontario mill, which has an annual capacity of approximately 130 thousand tons of market pulp. The geographic diversity of the Company's mills enables the Company to offer its customers a product mix of bleached northern and southern hardwood and bleached northern softwood pulp. Market pulp is sold to manufacturers of paper products, including fine papers, photographic papers, tissue and newsprint.

                                       3
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NEWSPRINT AND UNCOATED GROUNDWOOD PAPER

    The Company has an equity interest of approximately 47% in Stone-Consolidated Corporation ("Stone-Consolidated"). The Company believes that
Stone-Consolidated is the largest producer of uncoated groundwood paper in North
America and one of the two largest in the world, and the second largest producer and largest marketer of newsprint in the world, with an annual production capacity of 2.4 million tons of newsprint (including the Company's newsprint mill in Snowflake, Arizona, the entire production of which is sold by Stone-Consolidated on a commission basis, and Boise Cascade Corporation's newsprint mill in DeRidder, Louisiana, the entire production of which is purchased at a discount and sold by Stone-Consolidated) and 803 thousand tons of uncoated groundwood paper. Newsprint is marketed to newspaper publishers and commercial printers. Uncoated groundwood paper is sold for use primarily in newspaper inserts, retail store advertising fliers, magazines, telephone directories and as computer paper.

                               THE EXCHANGE OFFER

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REGISTRATION RIGHTS AGREEMENT......  The Old Notes were sold July 24, 1996 (the "Closing Date")
                                     in a transaction exempt from registration under the
                                     Securities Act. In connection therewith, the Company
                                     executed and delivered, for the benefit of the holders of
                                     the Old Notes, a Registration Rights Agreement dated July
                                     24, 1996 (the "Registration Rights Agreement"), which grants the holders of Old Notes certain exchange and registration rights. See "The Exchange Offer -- Termination of Certain
                                     Rights." The Exchange Offer is intended to satisfy certain of such rights, which terminate upon the Consummation (as
                                     defined) of the Exchange Offer. Therefore, the holders of
                                     New Notes will not be entitled to any exchange or
                                     registration rights with respect to the New Notes.
THE EXCHANGE OFFER.................  $1,000 principal amount of New Notes in exchange for each
                                     $1,000 principal amount of Old Notes. As of the date hereof,
                                     $125,000,000 aggregate principal amount of Old Notes is
                                     outstanding. The terms of the New Notes are substantially
                                     identical in all respects (including principal amount,
                                     interest rate and maturity) to the terms of the Old Notes
                                     for which they may be exchanged pursuant to the Exchange
                                     Offer, except that the New Notes will have been registered under the Securities Act and will not bear legends
                                     restricting their transfer. See "The Exchange Offer -- Terms of the Exchange Offer" and "The Exchange Offer -- Procedures
                                     for Tendering."
                                     Based on an interpretation by the staff of the Commission
                                     set forth in no-action letters issued to third parties, the
                                     Company believes that New Notes issued pursuant to the
                                     Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder or
                                     beneficial owner thereof (other than any such holder or
                                     beneficial owner which is an "affiliate" of the Company
                                     within the meaning of Rule 405 under the Securities Act or a
                                     "broker" or "dealer" registered under the Exchange Act)
                                     without compliance with the registration and prospectus
                                     delivery provisions of the Securities Act, provided that
                                     such New Notes are acquired in the ordinary course of such holder's or beneficial owner's business and that such holder or beneficial owner is not
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                                       4
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                                     engaged in, does not intend to engage in and has no
                                     arrangement or understanding with any person to participate in the distribution of such New Notes. See "Plan of
                                     Distribution."
EXPIRATION DATE....................  5:00 p.m., New York City time, on November 8,1996 unless the
                                     Exchange Offer is extended by the Company in its sole
                                     discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is
                                     extended.
CONDITIONS OF THE EXCHANGE OFFER...  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                     Exchange Offer -- Conditions of the Exchange Offer."
PROCEDURES FOR TENDERING OLD
 NOTES.............................  Each holder of Old Notes wishing to accept the Exchange
                                     Offer must complete, sign and date the Letter of
                                     Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or
                                     otherwise deliver such Letter of Transmittal, or such
                                     facsimile, together with the Old Notes and any other
                                     required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of
                                     Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the
                                     Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, intends to engage in or has an arrangement or understanding with any person to
                                     participate in the distribution of such New Notes and that neither the holder nor any such other person is an
                                     "affiliate," as defined under Rule 405 of the Securities
                                     Act, of the Company. See "The Exchange Offer -- Procedures
                                     for Tendering."
BROKERS OR DEALERS.................  Any broker or dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a
                                     prospectus in connection with any resales of the New Notes received by it in the Exchange Offer. A broker or dealer
                                     registered under the Exchange Act that acquired Old Notes
                                     for its own account pursuant to its market-making or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company) may
                                     participate in the Exchange Offer but may be deemed an
                                     underwriter under the Securities Act and, therefore, must
                                     deliver a prospectus relating to the New Notes in connection with any resales by it of New Notes acquired by it for its own account in the Exchange Offer; only such brokers or
                                     dealers may use this Prospectus in connection with resales of the New Notes. See "Plan of Distribution."
SPECIAL PROCEDURES FOR BENEFICIAL
 OWNERS............................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered
                                     holder to tender on such beneficial owner's behalf. See "The
                                     Exchange Offer -- Procedures for Tendering."
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                                       5
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GUARANTEED DELIVERY PROCEDURES.....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any
                                     other documents required by the Letter of Transmittal to the
                                     Exchange Agent prior to the Expiration Date, must tender
                                     their Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed Delivery
                                     Procedures."
WITHDRAWAL RIGHTS..................  Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. See "The
                                     Exchange Offer -- Withdrawal of Tenders."
ACCEPTANCE OF OLD NOTES AND
 DELIVERY OF NEW NOTES.............  Subject to satisfaction or waiver of the conditions of the
                                     Exchange Offer set forth under "The Exchange Offer --
                                     Conditions of the Exchange Offer," the Company will accept for exchange any and all Old Notes which are properly
                                     tendered in the Exchange Offer prior to the Expiration Date.
                                     The New Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the
                                     Expiration Date. See "The Exchange Offer -- Terms of the
                                     Exchange Offer."
UNITED STATES FEDERAL INCOME TAX
 CONSEQUENCES......................  An exchange of Old Notes for New Notes pursuant to the
                                     Exchange Offer should not be treated as a sale, exchange or other taxable event for United States federal income tax
                                     purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. As a result, no material federal income tax consequences should result from an exchange of Old Notes for New Notes pursuant to the Exchange Offer. For federal income tax purposes, a
                                     New Note received by a beneficial owner of an Old Note
                                     should be treated as a continuation of the Old Note in the hands of such owner. See "United States Federal Income Tax
                                     Consequences."
EFFECT ON HOLDERS OF THE OLD
 NOTES.............................  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the Exchange Offer, the Company will have
                                     fulfilled certain of its obligations contained in the
                                     Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the Old Notes
                                     pursuant to the applicable terms of the Registration Rights
                                     Agreement. Holders of the Old Notes who do not tender their
                                     Old Notes will be entitled to all the rights and limitations applicable thereto under the Indenture and the Registration
                                     Rights Agreement, except for any rights under the Indenture or the Registration Rights Agreement which by their terms
                                     terminate or cease to have further effect as a result of the making of, and the acceptance for exchange of all validly
                                     tendered Old Notes pursuant to, the Exchange Offer. All
                                     untendered Old Notes will continue to be subject to the
                                     restrictions on transfer provided for in the Old Notes and in the Indenture. The Registration Rights Agreement provides that if a holder of $1,000,000 aggregate principal amount or more of
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                                       6
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                                     Notes notifies the Company within 20 business days following
                                     Consummation (as defined) of the Exchange Offer that (A)
                                     such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange
                                     Offer to the public without delivering a prospectus and this
                                     Prospectus is not appropriate or available for such resales by such holder or (C) such holder is a broker or dealer
                                     registered under the Exchange Act and holds Notes acquired directly from the Company or one of its affiliates, then the
                                     Company is required to file a shelf registration statement
                                     (the "Shelf Registration Statement") pursuant to Rule 415
                                     under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading
                                     market for untendered Old Notes could be adversely affected.
USE OF PROCEEDS....................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of
                                     Proceeds."
EXCHANGE AGENT.....................  The Bank of New York, as Trustee, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange
                                     Offer.
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                       SUMMARY OF TERMS OF THE NEW NOTES

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SECURITIES OFFERED.................  $125 million in aggregate principal amount of Rating
                                     Adjustable Senior Notes due 2016.
INTEREST RATE ADJUSTMENT...........  The New Notes will bear interest at an initial rate of
                                     11.875% per annum. The interest rate shall be subject to
                                     adjustment from time to time as follows: (i) in the event of a change in Rating category that is an upward change, the
                                     Applicable Rate shall be the interest rate set forth below opposite the higher of the Moody's Rating or the S&P Rating assigned to the Notes in effect at the close of business on that Rating Adjustment Date; (ii) in the event of a change in Rating category that is a downward change, the Applicable
                                     Rate shall be the interest rate set forth below opposite the lower of the Moody's Rating or the S&P Rating assigned to
                                     the Notes in effect at the close of business on that Rating
                                     Adjustment Date, PROVIDED, HOWEVER, that, for purposes of
                                     this clause (ii), if after a downward change in Rating
                                     category the Moody's Rating and the S&P Rating assigned to the Notes differ by more than one Rating category, the
                                     Applicable Rate shall be the interest rate set forth
                                     opposite the Rating category that is one Rating category
                                     below the higher of the two Ratings in effect at the close of business on the Rating Adjustment Date. Notwithstanding the foregoing, if both Moody's and S&P, on the same day,
                                     change their respective Ratings assigned to the Notes and
                                     one such change is an upward change while the other such
                                     change is a
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                                       7
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                                     downward change, the Applicable Rate shall be determined in accordance with clause (ii) above, including the proviso
                                     thereto.

                                                                       INTEREST
                                     CATEGORY               MOODY'S S&P RATE
                                     A3 or higher     A- or higher     7.760 %
                                     Baa1             BBB+             8.010 %
                                     Baa2             BBB              8.260 %
                                     Baa3             BBB-             8.510 %
                                     Ba1              BB+              9.830 %
                                     Ba2              BB               10.580%
                                     Ba3              BB-              11.330%
                                     B1               B+               11.875%
                                     B2               B                12.580%
                                     B3 or lower      B- or lower      13.080%
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                                     If an Investment Grade Triggering Event has occurred, the
                                     Notes will not be redeemable at the option of the Company
                                     until the fifteenth day following the date of the Investment
                                     Grade Triggering Event. If on such fifteenth day an
                                     Investment Grade Locking Event does not occur, the Notes
                                     will be redeemable at the option of the Company as described above. If on such fifteenth day an Investment Grade Locking
                                     Event occurs, the Notes will not be redeemable at the option of the Company prior to August 1, 2011, and thereafter the
                                     Notes may be redeemed at the option of the Company at a
                                     redemption price equal to 100% of the principal amount of
                                     the Notes, plus accrued and unpaid interest, if any, to the redemption date. See "Description of Notes -- Principal,
                                     Maturity and Interest."
RANKING............................  The Notes will be unsecured and will rank PARI PASSU in right of payment with all existing and future Senior
                                     Indebtedness of the Company and senior in right of payment and in rights upon liquidation to all existing and future
                                     Subordinated Indebtedness of the Company. Obligations of the
                                     Company's Subsidiaries (as defined), however, will represent prior claims with respect to the assets and earnings of such
                                     Subsidiaries. See "Description of Notes -- Ranking."
                                     Borrowings by the Company under the Credit Agreement
                                     constitute Senior Indebtedness and are secured by a
                                     substantial portion of the assets of the Company. See
                                     "Credit Agreement." The Company's First Mortgage Notes
                                     constitute Senior Indebtedness and are secured by certain of the assets of the Company.
COVENANTS PRIOR TO INVESTMENT GRADE
 LOCKING EVENT.....................  The Indenture relating to the Notes will contain certain covenants that, among other things, will (i) limit the
                                     ability of the Company to grant, create or permit to exist any Lien (as defined), (ii) proscribe the use of certain
                                     proceeds of certain Asset Dispositions (as defined), (iii)
                                     restrict the ability of the Company and its Restricted
                                     Subsidiaries, subject to certain exceptions, to pay
                                     dividends or make distributions with respect to shares of
                                     the Company's capital stock or acquire or retire

                                     capital stock of the Company, (iv) subject to certain
                                     significant exceptions, restrict the ability of the Company and its Restricted Subsidiaries to create, incur or
                                     guarantee Indebtedness, (v) require the Company to make
                                     certain offers to repurchase Notes in the event that the
                                     Company's Subordinated Capital Base (as defined) is less
                                     than a specified level and (vi) restrict the ability of the
                                     Company to enter into certain mergers and consolidations.
                                     See "Description of Notes -- Certain Non-Investment Grade
                                     Covenants."
COVENANTS AFTER INVESTMENT GRADE
 LOCKING EVENT.....................  Upon the occurrence of an Investment Grade Locking Event, certain of the covenants described in the preceding
                                     paragraph will cease to apply or will be modified. The
                                     Indenture will contain covenants that, following the
                                     occurrence of an Investment Grade Locking Event, will, among other things, (i) limit the Company's ability to pledge, or create or incur liens with respect to, certain of its
                                     assets, (ii) restrict the ability of the Company to enter
                                     into certain mergers or consolidations, and (iii) limit the
                                     Company's ability to enter into sale-leaseback transactions.
                                     See "Description of Notes -- Certain Investment Grade
                                     Covenants" and "Description of Notes -- Certain Non-
                                     Investment Grade Covenants -- Restriction on Mergers and
                                     Consolidations and Sales of Assets."
CHANGE OF CONTROL..................  Upon the occurrence of a Change of Control (as defined), the
                                     Company is required to offer to repurchase each holder's
                                     Notes at a purchase price equal to 101% of the aggregate
                                     principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes
                                     -- Change of Control."

                             SUMMARY FINANCIAL DATA

    The following summary Statement of Operations and Balance Sheet Data for the five years ended December 31, 1995 have been derived from, and should be read in conjunction with, the related audited consolidated financial statements and accompanying notes of the Company in the Company's Annual Reports on Form 10-K for the years ended December 31, 1995, 1994, 1993, 1992 and 1991. The summary financial data for the three and six months ended June 30, 1996 and June 30, 1995 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements for the quarters ended June 30, 1996 and June 30, 1995 of the Company in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 incorporated by reference in this Prospectus. The summary financial data for the three and six months ended June 30, 1996 do not purport to be indicative of the Company's future results of operations or financial position for any future interim period or the entire year.

                                            THREE MONTHS               SIX MONTHS
                                           ENDED JUNE 30,            ENDED JUNE 30,
                                             (UNAUDITED)               (UNAUDITED)
                                       -----------------------   -----------------------
                                          1996         1995         1996         1995
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................    $1,282,260   $1,963,558   $2,603,783   $3,782,817
Cost of products sold..............     1,012,981    1,382,857    1,985,205    2,671,571
Selling, general and administrative
 expenses..........................       155,975      149,198      309,687      304,210
Depreciation and amortization......        78,976       92,671      157,944      188,624
Income (loss) before interest
 expense, income taxes, minority
 interest, extraordinary charges
 and cumulative effects of
 accounting changes................        60,206      350,975      205,846      640,667
Interest expense...................       101,543      118,101      201,093      239,481
Income (loss) before income taxes,
 minority interest, extraordinary
 charges and cumulative effects of
 accounting changes................       (41,337)     232,874        4,753      401,186
Extraordinary charges from early
 extinguishments of debt (net of
 income tax benefits)..............           (14)      (3,089)         (14)      (3,089)
Cumulative effects of accounting
 changes (b).......................            --           --           --           --
Net income (loss)..................       (21,167)     127,963       11,293      224,759
Income (loss) per common share
 before extraordinary charges and
 cumulative effects of accounting
 changes:
  Primary..........................          (.23)        1.42          .07         2.46
  Fully diluted....................            (d)        1.12           (d)        1.97
Net income (loss) per common share:
  Primary..........................          (.23)        1.39          .07         2.43
  Fully diluted....................            (d)        1.09           (d)        1.94
Ratio of earnings to fixed
 charges...........................            (e)        2.76           (e)        2.50
Dividends paid per common share
 (c)...............................    $      .15           --   $      .30           --
Average common shares outstanding:
  Primary..........................        99,160       90,806       99,391       90,788
  Fully diluted....................            (d)     117,931           (d)     118,390


                                                                      YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------

                                          1995            1994               1993             1992 (A)             1991

STATEMENT OF OPERATIONS DATA:
Net sales..........................    $7,351,189    $5,748,723         $5,059,579         $5,520,655         $5,384,291

Cost of products sold..............     5,168,930     4,564,333          4,223,444          4,473,746          4,287,212

Selling, general and administrative
 expenses..........................       608,534       568,238            512,174            543,519            522,780

Depreciation and amortization......       371,801       358,843            346,811            329,234            273,534

Income (loss) before interest
 expense, income taxes, minority
 interest, extraordinary charges
 and cumulative effects of
 accounting changes................     1,254,980       292,938            (36,598)           162,107            385,113

Interest expense...................       460,305       456,042            426,726            386,122            397,357

Income (loss) before income taxes,
 minority interest, extraordinary
 charges and cumulative effects of
 accounting changes................       794,675      (163,104)          (463,324)          (224,015)           (12,244)

Extraordinary charges from early
 extinguishments of debt (net of
 income tax benefits)..............      (189,008)      (61,584)                --                 --                 --

Cumulative effects of accounting
 changes (b).......................            --       (14,189)           (39,544)           (99,527)                --

Net income (loss)..................       255,449      (204,598)          (358,729)          (269,437)           (49,149)

Income (loss) per common share
 before extraordinary charges and
 cumulative effects of accounting
 changes:
  Primary..........................          4.64         (1.60)             (4.59)             (2.49)(c)           (.78)(c)

  Fully diluted....................          3.89              (d)                (d)                (d)                (d)

Net income (loss) per common share:
  Primary..........................          2.63         (2.46)             (5.15)             (3.89)(c)           (.78)(c)

  Fully diluted....................          2.24              (d)                (d)                (d)                (d)

Ratio of earnings to fixed
 charges...........................          2.52              (e)                (e)                (e)                (e)

Dividends paid per common share
 (c)...............................    $      .30            --                 --         $      .35         $      .71

Average common shares outstanding:
  Primary..........................        94,132        88,195             71,163             70,987(c)          63,207(c)

  Fully diluted....................       114,674              (d)                (d)                (d)                (d)


                                            THREE MONTHS               SIX MONTHS
                                           ENDED JUNE 30,            ENDED JUNE 30,
                                             (UNAUDITED)               (UNAUDITED)
                                       -----------------------   -----------------------
                                          1996         1995         1996         1995
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
BALANCE SHEET DATA (at end of
 period):
Working capital....................    $  845,732   $1,207,796   $  845,732   $1,207,796
Property, plant and equipment --
 net...............................     2,591,704    3,455,596    2,591,704    3,455,596
Goodwill...........................       533,427      869,312      533,427      869,312
Total assets.......................     6,430,125    7,301,542    6,430,125    7,301,542
Long-term debt (f).................     3,861,716    4,500,221    3,861,716    4,500,221
Stockholders' equity...............       963,267      942,451      963,267      942,451
OTHER DATA:
Net cash provided by (used in)
 operating activities..............    $   79,807   $  222,509   $  164,663   $  328,605
Capital expenditures...............        60,472      113,495      102,285      182,000
Paperboard, paper and market pulp:
  Produced (thousand tons).........         1,697        2,038        3,429        4,126
  Converted (thousand tons)........         1,092        1,090        2,170        2,234
Corrugated shipments (billion sq.
 ft.)..............................          13.4         13.4         26.5         27.1


                                                                      YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------

                                          1995            1994               1993             1992 (A)             1991

BALANCE SHEET DATA (at end of
 period):
Working capital....................    $  981,125    $  785,504         $  809,504         $  756,964         $  770,457

Property, plant and equipment --
 net...............................     2,635,819     3,358,994          3,386,395          3,703,248          3,520,178

Goodwill...........................       545,534       860,175            910,534            983,499          1,126,100

Total assets.......................     6,398,918     7,004,872          6,836,661          7,026,973          6,902,852

Long-term debt (f).................     3,885,035     4,431,949          4,268,277          4,104,982          4,046,379

Stockholders' equity...............     1,005,271       648,009            607,019          1,102,691          1,537,543

OTHER DATA:
Net cash provided by (used in)
 operating activities..............    $  961,721    $   72,313(g)      $ (129,092)(g)     $  120,836(g)      $  247,234(g)

Capital expenditures...............       386,484       232,601(h)         149,739(h)         281,446(h)         430,131(h)

Paperboard, paper and market pulp:
  Produced (thousand tons).........         7,980         7,928              7,475              7,517              7,365

  Converted (thousand tons)........         4,355         4,477              4,354              4,373              4,228

Corrugated shipments (billion sq.
 ft.)..............................         52.97         54.09              52.48              51.67              49.18


------------------------

(a) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.

(b) Reflects cumulative effects of changes in accounting for (i) post-employment benefits in 1994, (ii) post-retirement benefits in 1993 and (iii) income taxes in 1992.

(c) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% common stock dividend issued September 15, 1992. On July 22, 1996, the Company declared a quarterly cash dividend of $0.15 per share of common stock, payable on September 13, 1996.

(d) Fully diluted amounts and average common shares outstanding have not been presented because amounts are either anti-dilutive or, when compared to primary earnings per share, the potential dilutive effect is less than 3%. Furthermore, in 1991, fully diluted amounts were not applicable because the Company did not have any convertible securities outstanding.

(e) The Company's earnings for the three and six months ended June 30, 1996 and the years ended December 31, 1994, 1993, 1992 and 1991 were insufficient to cover fixed charges by $60.3 million, $41.1 million and $168.1 million, $466.5 million, $270.1 million and $94.6 million, respectively.

(f) Includes approximately $252.9 million and $660.6 million as of June 30, 1996 and 1995, respectively, and $268.6 million, $783.8 million, $672.6 million and $574.8 million and $573.3 million as of December 31, 1995, 1994, 1993, 1992 and 1991, respectively, of long-term debt of consolidated subsidiaries that is non-recourse to the parent.

(g) Adjusted to conform with the current financial statement presentation.

(h) Includes approximately $5.1 million, $14.6 million, $79.1 million and $219.8 million for 1994, 1993, 1992 and 1991, respectively, of expenditures financed through project financings.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AND OTHER INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

ABILITY OF THE COMPANY TO MAKE PAYMENTS

    The Company's ability to make payments under the Notes depends upon the Company's future performance, which is subject to many factors, several of which are beyond the Company's control. While the Company expects to have funds available sufficient to pay debt service with respect to the Notes when due, no representation or assurance can be made that revenues will be realized by the Company in amounts sufficient to make such payments. The future financial condition of the Company could be adversely affected by, among other things, demand for and sale prices of paper products, cost of raw materials and other production costs, competition, general economic developments affecting the Company, future access to credit markets to finance operations and refinance existing indebtedness, environmental and other regulations and other developments that cannot now be foreseen. Such factors may materially and adversely affect the ability of the Company to make payments with respect to the Notes.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

    The Company has significant payment obligations under the Notes, in addition to the Company's other indebtedness. As a result of indebtedness incurred by the Company to finance the acquisition of Stone Container (Canada) Inc. (formerly known as Consolidated-Bathurst, Inc.) in 1989 and indebtedness incurred to fund operating losses incurred during the cyclical downturn from 1991-1994, the Company is highly leveraged. The Company's total long-term indebtedness and long-term debt to total capitalization ratio were 3.9 billion and 73.0%, respectively, at June 30, 1996, which does not include the Notes or the SCFC Notes (as defined below). Capitalization, for purposes of these ratios, includes long-term debt (which at June 30, 1996 includes $252.9 million of indebtedness of certain consolidated affiliates that is non-recourse to the Company), deferred income taxes, minority interest and stockholders' equity.

    Because it is highly leveraged, the Company will continue to require access to significant funds in order to service its debt, including significant amortization payments due beginning in 1997 and continuing thereafter. The amounts of long-term debt (excluding capitalized lease obligations) outstanding at June 30, 1996 maturing through 2001 and thereafter are as follows:

                                                      THE COMPANY            NON-RECOURSE
                                                (EXCLUDING NON-RECOURSE     INDEBTEDNESS OF
                                                    INDEBTEDNESS OF             CERTAIN           CONSOLIDATED
(IN MILLIONS)                                    CERTAIN SUBSIDIARIES)      SUBSIDIARIES(1)           TOTAL
July 1 - December 31, 1996....................        $      11.6              $    19.8           $      31.4
1997..........................................              235.6                   20.0                 255.6
1998..........................................              470.6                   18.9                 489.5
1999..........................................              449.1(2)                31.7                 480.8(2)
2000..........................................              506.5                   28.3                 534.8
2001..........................................              594.5                   28.3                 622.8
Thereafter....................................            1,518.9(3)               135.7               1,654.6(3)

------------------------
(1) Includes non-recourse indebtedness of Stone Venepal (Celgar) Pulp Inc. of $272.9 million and AB Specialty Packaging, Inc. of $9.8 million.

(2) The revolving credit facility and the supplemental revolving credit facility under the Company's Credit Agreement mature in May 1999. This amount does not include any additional borrowings that may be outstanding under the revolving credit facility of the Credit Agreement as of its expiration.

(3) Does not include the Notes or the Stone Container Finance Company of Canada 11 1/2% Senior Notes due 2006 (the "SCFC Notes"), issued August 16, 1996, unconditionally guaranteed on a senior basis by the Company and of which $200 million is outstanding as of August 31, 1996, and does not give effect to the application of the proceeds therefrom.

    In order to meet its amortization obligations, the Company will be required to raise sufficient funds from operations and/or other sources and/or refinance or restructure maturing indebtedness. No assurance can be given that financial resources available to the Company will be sufficient to meet its debt service obligations, including those on the Notes. If the Company is unable to generate sufficient cash flow to meet its debt obligations, it may be required to pursue other alternatives, including cost reductions, sales of assets, deferral of certain capital expenditures and obtaining additional sources of funds.

    The Company is a party to, and in certain instances is subject to the terms and provisions of, various significant financial agreements, mortgages, indentures, instruments, facilities, guarantees and other arrangements (collectively, "Financial Obligations"). Certain of the Financial Obligations evidence indebtedness that is secured by a substantial portion of the assets of the Company. If such assets were utilized to support payment of or retire a significant portion of the indebtedness evidenced by the Financial Obligations, a substantial portion of the assets of the Company would be depleted. As of June 30, 1996, $1.8 billion or 45% of the Company's total indebtedness was secured by pledges of, security interests in and mortgages of the Company's assets.

CYCLICALITY, OPERATING LOSSES AND PRICING

    The markets for paper, packaging products and market pulp sold by the Company are highly sensitive to changes in capacity of the paper industry and cyclical changes in the economy, all of which can significantly impact demand for and selling prices of the Company's products and thereby the Company's profitability. The Company's product lines generally experienced declining product prices from 1990 through the third quarter of 1993, which contributed to the net losses incurred by the Company in each of the four years from 1991 through 1994. Improved economic conditions and demand/supply characteristics in the paper industry enabled the Company to implement price increases for most of its products beginning in October 1993. Pricing continued to improve in 1994 and 1995 through the third quarter of 1995. However, due to imbalance in the demand/supply relationship for containerboard, corrugated containers and market pulp during the third and fourth quarters of 1995, industry containerboard and market pulp inventories rose significantly during that time. As a result of that imbalance, containerboard and market pulp prices began declining during the fourth quarter of 1995 with such declines continuing through the second quarter of 1996, during which quarter the Company experienced a net loss of $21.1 million. In addition, prices for newsprint, which is the primary product of Stone-Consolidated have also declined during the first and second quarters of 1996. The Company took market-related downtime at certain of its mills for inventory balancing purposes in the last half of 1995 and in the first half of 1996. No assurance can be given that additional market-related downtime will not be taken during the remainder of 1996.

    As a consequence of these changes in the demand/supply characteristics for the Company's products and recent decreases in the prices for those products, operating results will be significantly reduced until demand increases as a result of improvement in economic conditions. The Company's highly leveraged capital structure makes it particularly vulnerable during industry down cycles, which could adversely affect its financial flexibility and, as a result, adversely affect its ability to service its debt obligations, including payment with respect to the Notes.

FIBER SUPPLY AND PRICING

    Wood fiber and recycled fiber, the principal raw materials used in the manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber. The supply and price of wood fiber in particular is dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. In addition, an increase in demand for the Company's and the paper industry's products would result in greater demand for raw materials, and, coupled with decreased sources of supply, could translate into higher raw material prices, including a significant increase in the costs of recycled fiber.

    The cost of recycled fiber is highly volatile. Over the last 18 months, prices of old corrugated containers ("OCC") had risen to levels as high as $250 per ton and dropped to levels as low as $25 per ton. Currently the price of OCC is $30-$90 per ton. It is possible that the increase in capacity of mills utilizing recycled fiber may cause the price of OCC to rise. In addition, increased utilization of recycled fiber may cause decreased sources of supply. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber for its mills, there can be no assurance that this will continue to be the case for any or all of its mills. See "Business -- Fiber Supply."

COMPETITION

    The paper, packaging products and market pulp produced by the Company are sold in highly competitive markets. The Company faces competition from a variety of sources, including other companies attempting to expand production through the use of greater recycled fiber content products. The Company competes directly with a number of such other producers, some of which have financial and other resources greater than those of the Company. See "Business -- Markets and Competition."

CREDIT AGREEMENT RESTRICTIONS

    Borrowings under the Credit Agreement are secured by a substantial portion of the assets of the Company. The Credit Agreement contains covenants that include, among other things, the maintenance of certain financial tests and ratios consisting of an indebtedness ratio and a minimum interest coverage ratio. The Credit Agreement also contains certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments, additional indebtedness, liens, repurchases or prepayment of certain indebtedness, guarantees of indebtedness, mergers and purchases of stock and assets. The Credit Agreement also contains cross-default provisions to indebtedness of $10 million or more of the Company and certain subsidiaries. Additionally, the term loan portion of the Credit Agreement provides for mandatory prepayments from sales of certain assets, certain debt financings and a percentage of Excess Cash Flow (as defined in the Credit Agreement).

    The Company is required to maintain compliance with the prescribed financial ratio tests, including indebtedness ratio and interest coverage ratio tests, and other requirements contained in the Credit Agreement. Failure to maintain compliance with such financial ratio tests or other requirements under the Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to acceleration of the obligations under the Credit Agreement. If waivers or amendments are requested by the Company, there can be no assurance that the Company's bank lenders will grant such requests, which, in turn, at the election of the holders of certain of the Company's other indebtedness, could accelerate such other indebtedness. The failure to obtain any such waivers or amendments would reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company. The Company is currently seeking an amendment with respect to certain covenants under the Credit Agreement for periods including the fourth quarter of 1996 and the first three quarters of 1997. See "Credit Agreement -- Covenants."

LEGAL AND ADMINISTRATIVE PROCEEDINGS

    The Company is involved in various contract disputes, legal and administrative proceedings and investigations of various types. Although any litigation, proceeding or investigation has an element of uncertainty, the Company believes that the outcome of any proceeding, lawsuit or claim that is pending or threatened, or all of them combined, other than those described specifically herein under "Business -- Legal Proceedings," would not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has in the past made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $36 million in 1995 and the Company anticipates that 1996 and 1997 environmental capital expenditures will approximate $61 million and $16 million, respectively (exclusive of any potential expenditures which may be required if the proposed "cluster rules" described below are adopted). Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, the Company anticipates that these costs will increase when final "cluster rules", as described below, are adopted and as other environmental regulations are imposed on the Company. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to the Company.

    In December 1993, the U.S. Environmental Protection Agency (the "EPA") issued a proposed rule affecting the pulp and paper industry. These proposed regulations, informally known as the "cluster rules," would make more stringent requirements for discharge of wastewaters under the Clean Water Act and would impose new requirements on air emissions under the Clean Air Act. Pulp and paper manufacturers (including the Company) have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. The EPA reopened the comment period on the proposed regulations to allow review and comment on new data that the industry submitted to the agency on the industry's air toxic emissions. It cannot be predicted at this time whether the EPA will modify the requirements in the final regulations which are scheduled to be issued in 1996, with compliance required within three years from such date. The Company is considering and evaluating the potential impact of the rules, as proposed, on its operations and capital expenditures over the next several years. Estimates, based on the currently proposed regulations, indicate that the Company could be required to make capital expenditures of $350 - $450 million during the period of 1996 through 1998 in order to meet the requirements of the regulations, although it is possible this range could decrease upon finalization of the rules. In addition, annual operating expenses would increase by as much as $20 million beginning in 1998. The ultimate financial impact of the regulations cannot be accurately estimated at this time but will be affected by several factors, including the actual requirements imposed under the final rules, advancements in control process technologies, possible reconfiguration of mills and inflation.

    The Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. See "Business -- Legal Proceedings."

    Future environmental regulations, including the final "cluster rules," may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position.

RANKING OF THE NOTES

    The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment with all existing and future Senior Indebtedness of the Company, including the indebtedness under the Credit Agreement and the Company's $239 million outstanding principal amount of 11 7/8% Senior Notes due 1998, $150 million outstanding principal amount of 12 5/8% Senior Notes due 1998,

$574 million outstanding principal amount of 9 7/8% Senior Notes due 2001, $497 million outstanding principal amount of 10 3/4% First Mortgage Notes due 2002 (the "First Mortgage Notes"), $199 million outstanding principal amount of 11 1/2% Senior Notes due 2004 and the Company's guaranty of $200 million outstanding principal amount of SCFC Notes. As of June 30, 1996, the total amount of outstanding Senior Indebtedness of the Company was approximately $3.7 billion (which amount includes existing revolving credit commitments of the Company but does not reflect the issuance of the Notes or the SCFC Notes, and does not give effect to the application of the proceeds therefrom).

    A substantial portion of the Company's assets currently secure borrowings outstanding under the Credit Agreement. At June 30, 1996, the Company had $767 million outstanding under the Credit Agreement. The Company's First Mortgage Notes, of which there was $497 million outstanding as of June 30, 1996, are secured by four of the Company's mills and related assets. In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreement would have to be satisfied out of the collateral securing borrowings under the Credit Agreement before any such assets would be available to pay claims of holders of the Notes. Similarly, the holders of the First Mortgage Notes would have to be satisfied out of the collateral under the indenture and related security documents with respect to the First Mortgage Note before any such assets would be available to pay claims of holders of the Notes. If the lenders under the Credit Agreement and/or the First Mortgage Note trustee under the First Mortgage Note indenture and the related security documents should foreclose on their respective collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due under the Notes. In addition, obligations of the Company's Subsidiaries, including trade payables of any such Subsidiaries, will represent prior claims with respect to the assets and earnings of such Subsidiaries.

FUTURE ACCESS TO THE CAPITAL MARKETS

    Giving effect to the Offering, the Company will have sold securities on a number of occasions in the last two years for total proceeds in excess of $2.3 billion. The recent issuance of a substantial amount of securities may make it difficult, at least in the near future, for the Company to access the capital markets for further financings and therefore may limit the Company's sources of future liquidity.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, and subject to the prior rights of certain lenders under certain specified bank debt, the Company is required to offer to purchase each holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Such Change of Control provisions in and of themselves may not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders if such transaction is not the type of transaction included within the definition of Change of Control. See "Description of Notes -- Change of Control." There can be no assurance that the Company would have sufficient funds to pay the required purchase price for all Notes tendered by the holders thereof in the event of a Change of Control. Neither the Board of Directors of the Company nor the Trustee under the Indenture (as defined) relating to the Notes may waive the Change of Control provisions.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The New Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") Market. Prior to the Exchange Offer, there has been no market for the New Notes. The New Notes have been approved for listing on the NYSE. Future trading prices of the New Notes will depend upon many factors including prevailing interest rates, the Company's operating results and the market for similar securities.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    As a condition to the obligations of the Initial Purchasers under the Purchase Agreement relating to the offering of the Old Notes (the "Purchase Agreement"), the Company and the Initial Purchasers entered into the Registration Rights Agreement on July 24, 1996. Pursuant to the Registration Rights Agreement the Company agreed (i) to file with the Commission a registration statement under the Securities Act with respect to the New Notes within 60 days after the Closing Date, (ii) to use its best efforts to cause such registration statement to become effective under the Securities Act as soon as practicable, but in no event later than 120 days after the Closing Date, and
(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 60 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

    Following the Consummation (as defined under "-- Termination of Certain Rights") of the Exchange Offer, except as set forth below, holders of Old Notes not tendered will not have any further registration rights or rights to receive certain specified liquidated damages and the Old Notes will continue to be subject to certain restrictions on transfer. See "-- Holders Prohibited from Participating in Exchange Offer," "-- Termination of Certain Rights" and "-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

    The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement which will terminate upon the Consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture governing the Old Notes.

    As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes was outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depository" or "DTC"). Only a registered holder of Old Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned (or, in the case of Old Notes tendered by book-entry transfer through DTC, will be credited to an account maintained with DTC), without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. See "-- Procedures for Tendering."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

HOLDERS PROHIBITED FROM PARTICIPATING IN EXCHANGE OFFER

    The Registration Rights Agreement provides that if a holder of $1,000,000 aggregate principal amount or more of Notes notifies the Company within 20 business days following Consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (C) such holder is a broker or dealer registered under the Exchange Act and holds Notes acquired directly from the Company or one of its affiliates, then the Company is required to file the Shelf Registration Statement. The Registration Rights Agreement also provides that the Company will use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Old Notes by the holders thereof entitled to the benefit of the Registration Rights Agreement, for a period expiring on the earlier of (i) the date that all holders of Old Notes who have properly requested registration have sold such securities pursuant to the Shelf Registration Statement and (ii) July 24, 1999.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 8, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

    Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date; provided, however, that in lieu of the foregoing, a holder may either (i) tender the Old Notes pursuant to the procedure for book-entry tender set forth below, or (ii) comply with the guaranteed delivery procedure set forth below.

    The tender by a holder will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder from Beneficial Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of one of the following signature guarantee programs: the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) and the Stock Exchange Medallion Program (SEMP) (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    By tendering, each registered holder will represent to the Company that, among other things, (i) the New Notes to be acquired by the holder and any beneficial owner(s) of Old Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed under "Plan of Distribution", (iv) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any Beneficial Owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

EXCHANGING BOOK-ENTRY OLD NOTES

    The Exchange Agent and DTC have confirmed that any financial institution that has an account with DTC (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes.

    The Exchange Agent will request that DTC establish an account with respect to the Old Notes for purposes of the Exchange Offer within two business days after the date of the Exchange Offer. Any Participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into such Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

    The method of delivery of Old Notes is at the option and risk of the tendering holder and, except as otherwise provided in the Letter of Transmittal, the delivery will be deemed to be made only when actually received by the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot comply with the procedure for book-entry tender on a timely basis, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of the Old Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate (s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers (except in the case of book-entry tenders) and principal amount at maturity (regardless of the means of tendering) of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If the Old Notes have been tendered pursuant to the procedure for book-entry tender set forth above under "Exchanging Book-Entry Old Notes," a notice of withdrawal must specify, in lieu of certificate numbers, the name and account number at DTC to be credited with the withdrawn Old Notes. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

    Any Old Notes which have been tendered but which are not accepted for exchange due to rejection of tender or termination of the Exchange Offer, or which have been validly withdrawn, will be returned as soon as practicable to the holder thereof without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or

        (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return (or, in the case of Old Notes tendered by book-entry transfer through DTC, promptly credit to an account maintained with DTC) all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

    Holders of the Old Notes to whom this Exchange Offer is made have special rights under the Registration Rights Agreement that will terminate upon the Consummation of the Exchange Offer. Under the Registration Rights Agreement, the Exchange Offer shall be deemed consummated (the "Consummation") upon the occurrence of (i) the filing and effectiveness under the Securities Act of a registration statement relating to the New Notes to be issued in the Exchange Offer, (ii) the maintenance of such registration statement continuously effective and the keeping of the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities law (provided that in no event shall such Exchange Offer remain open and the registration statement relating thereto remain continuously effective, in each case, for less than 20 business days), and (iii) the delivery by the Company to the Trustee under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes tendered by holders thereof pursuant to the Exchange Offer. Such special rights which will terminate include the right to require the Company to comply with the following: (a) to file with the Commission a registration statement under the Securities Act with respect to the New Notes on or before 60 days following the Closing Date, (b) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act as soon as practicable, but in no event later than 120 days following the Closing Date, and (c) on or prior to 60 business days after effectiveness of the registration statement, to commence the Exchange Offer and offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount at maturity of New Notes.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at (212) 815-2742 or addressed as follows:

       BY OVERNIGHT COURIER/MAIL/HAND:                   BY FACSIMILE:
            The Bank of New York                      The Bank of New York
          Corporate Debt Operations                   Attn: Enrique Lopez
             101 Barclay Street                          (212) 571-3080
                  Floor 7E
             New York, NY 10286
             Attn: Enrique Lopez
             (Tel) 212/815-2742

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitations are being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Old Notes which are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities under the Securities Act. Accordingly, such Old Notes may be resold only (i) to a person who the seller reasonably believes is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act ("QIB") in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the U.S. to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (ii) to the Company or (iii) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. Holders prohibited from participating in the Exchange Offer have certain further registration rights under the Registration Rights Agreement. See "-- Holders Prohibited from Participating in Exchange Offer."

ACCOUNTING TREATMENT

    The carrying value of the Old Notes is not expected to be materially different from the fair value of the New Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes.

                                USE OF PROCEEDS

    The Company will receive no proceeds from the exchange of New Notes for Old Notes.

    The net proceeds from the sale of Old Notes were $122,187,500, after deducting fees and expenses of $2,812,500. The net proceeds were used to fund a portion of the redemption of the Company's 11 1/2% Senior Subordinated Notes due September 1, 1999, in an aggregate outstanding amount of $224 million as of June 30, 1996.

                                 CAPITALIZATION

    The following table sets forth a summary of the short-term debt and capitalization of the Company, on a consolidated basis at June 30, 1996.

                                                                                                 JUNE 30, 1996
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Short-term debt:
  Notes payable.............................................................................     $       15,741
  Current maturities of senior and subordinated long-term debt..............................            186,589
  Current maturities of debt of consolidated subsidiaries (non-recourse to parent)..........             29,738
                                                                                                    -----------
        Total short-term debt...............................................................     $      232,068
                                                                                                    -----------
                                                                                                    -----------
Long-term debt:
Senior debt (1):
  Credit Agreement..........................................................................     $      767,000
  12 5/8% Senior Notes due July 15, 1998....................................................            150,000
  11 7/8% Senior Notes due December 1, 1998.................................................            239,379
  9 7/8% Senior Notes due February 1, 2001..................................................            573,757
  10 3/4% First Mortgage Notes due October 1, 2002..........................................            497,246
  11 1/2% Senior Notes due October 1, 2004..................................................            198,709
  4% - 11 5/8% fixed rate debt and other variable rate debt (including capitalized lease
   obligations).............................................................................            305,763
  Obligations under accounts receivable securitization program..............................            260,000
Less: Current maturities....................................................................            (36,589)
                                                                                                    -----------
  Total senior long-term debt...............................................................          2,955,265
                                                                                                    -----------
Subordinated debt:
  10 3/4% Senior Subordinated Notes due June 15, 1997.......................................            150,000
  11% Senior Subordinated Notes due August 15, 1999.........................................            125,000
  11 1/2% Senior Subordinated Notes due September 1, 1999...................................            224,300
  10 3/4% Senior Subordinated Debentures due April 1, 2002..................................            199,303
  8 7/8% Convertible Senior Subordinated Notes due July 15, 2000............................             59,676
  6 3/4% Convertible Subordinated Debentures due February 15, 2007..........................             45,241
Less: Current maturities....................................................................           (150,000)
                                                                                                    -----------
  Total subordinated long-term debt.........................................................            653,520
                                                                                                    -----------
Debt of consolidated subsidiaries (non-recourse to parent)..................................            282,669
Less: Current maturities....................................................................            (29,738)
                                                                                                    -----------
  Total long-term debt of consolidated subsidiaries (non-recourse to parent)................            252,931
                                                                                                    -----------
  Total long-term debt......................................................................          3,861,716
                                                                                                    -----------
Stockholders' equity:
  $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock (4,600,000 shares, $25
   per share liquidation preference)........................................................            114,983
  Common stock..............................................................................            952,983
  Retained earnings.........................................................................             75,282
  Foreign currency translation adjustment...................................................           (177,549)
  Unamortized expense of restricted stock plan..............................................             (2,432)
                                                                                                    -----------
        Total stockholders' equity..........................................................            963,267
                                                                                                    -----------
      Total capitalization..................................................................          4,824,983
                                                                                                    -----------
      Total short-term debt and capitalization..............................................     $    5,057,051
                                                                                                    -----------
                                                                                                    -----------

------------------------
(1) Does not include the Notes or the SCFC Notes, of which $200 million is outstanding as of August 31, 1996, and does not give effect to the application of proceeds therefrom.

                                    BUSINESS

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper bags and sacks. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 8.0 million and 7.9 million total tons of paper and pulp in 1995 and 1994, respectively. The Company produced approximately 5.0 million and 5.2 million tons of unbleached containerboard and kraft paper in 1995 and 1994, respectively, which accounted for approximately 63% and 66% of its total tonnage produced for 1995 and 1994 respectively. The Company had net sales of approximately $7.4 billion and $5.7 billion in 1995 and 1994, respectively, and had net income of $255.5 million in 1995 and a net loss of $204.6 million in 1994. The Company owns or has an interest in 130 manufacturing facilities in the United States, 31 in Canada, 16 in Germany, seven each in France and Venezuela, two each in Australia, Belgium and the United Kingdom and one each in China, Mexico and the Netherlands. These facilities include 26 mills. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, Mexico, China and Japan and has forestry operations in Costa Rica and Venezuela. The principal executive offices of the Company are at 150 North Michigan Avenue, Chicago, Illinois 60601, and the Company's telephone number is (312) 346-6600.

    The following table presents actual annual production capacity of the Company at December 31, 1995 and December 31, 1994:

                                                                               TOTAL
                                                                          1995       1994
                                                                           (SHORT TONS IN
                                                                             THOUSANDS)
United States (1).....................................................      5,611      5,538
Canada (2)(3).........................................................      2,164      2,357
Europe (3)............................................................        505        650
                                                                        ---------  ---------
                                                                            8,280      8,545
                                                                        ---------  ---------
                                                                        ---------  ---------

------------------------
(1) Includes 100% of Seminole Kraft Corporation ("Seminole") mill. Effective April 30, 1995, Seminole was merged into the Company.

(2) Includes 45% of the Celgar mill. Effective December 31, 1994, the Company indirectly acquired an additional 20% of the Celgar mill, thereby increasing its ownership interest from 25% to 45%.

(3) Includes 100% of Stone-Consolidated for 1994 and approximately 47% for 1995.

PAPERBOARD AND PAPER PACKAGING

    The Company believes that its integrated unbleached paperboard and paper packaging business is the largest in the world with 16 mills and 149 converting plants located throughout the United States and Canada, and in Europe, Australia and China. The major products in this business are containerboard and corrugated containers, which are primarily sold to a broad range of manufacturers of consumable and durable goods; kraft paper and paper bags and sacks, which are sold primarily to supermarket chains, retailers of consumer products and, in the case of multiwall shipping sacks, to the agricultural, chemical and cement industries; and boxboard and folding cartons, which are sold to manufacturers of consumable goods and other box manufacturers. The unbleached packaging business of the Company has an annual capacity of approximately 5.5 million tons and is more than 80% integrated. In 1995, total sales for the paperboard and paper packaging business of the Company were approximately $5.4 billion, or approximately 74% of total consolidated sales.

    The paperboard and packaging business requires a large volume of recycled fiber for its paperboard and paper packaging business. In 1995, the Company processed approximately 2.6 million tons of recycled fiber. Recycled fiber is obtained from a variety of sources, including through Paper Recycling International L.P. ("PRI"), a fifty percent-owned joint venture. PRI is paid a fee by the Company for procuring recycled fiber. See "-- Fiber Supply."

CONTAINERBOARD AND CORRUGATED SHIPPING CONTAINERS

    The Company believes it is the world's largest producer of containerboard, of which more than 80% is converted by the Company into corrugated shipping containers. The Company's total sales of corrugated shipping containers in 1995 were $3.1 billion.

    The Company's mills produce containerboard, including unbleached kraft linerboard, recycled linerboard, medium and paper. Containerboard tons produced and converted for the last three years were:

                                                                           1995       1994       1993
                                                                            (SHORT TONS IN THOUSANDS)
Containerboard
  Production...........................................................    4,623.5    4,694.3    4,388.1
  Converted............................................................    3,741.9    3,789.2    3,709.5

    Containerboard is produced at the Company's mills located in Snowflake, Arizona; Jacksonville, Florida; Panama City, Florida; Port Wentworth, Georgia; Hoya, Germany; Hodge, Louisiana; Missoula, Montana; New Richmond, Quebec; Florence, South Carolina and Hopewell, Virginia. Corrugating medium is produced at the Company's mills located in Uncasville, Connecticut; Hoya, Germany; Viersen, Germany; Hodge, Louisiana; Ontonagon, Michigan; Bathurst, New Brunswick; Coshocton, Ohio and York, Pennsylvania.

    The Company's containerboard and corrugated container operations are more than 80% integrated and the Company believes this integration enhances its ability to respond quickly and efficiently to customers and to fill orders on short lead times. The Company believes it is the largest producer of corrugated shipping containers in the U.S., with more than 100 containerboard converting operations. Corrugated shipping containers, manufactured from containerboard in converting plants, are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture, and for many other applications. The Company stresses the value-added aspects of its corrugated containers, such as labeling and multi-color graphics, to differentiate its products and respond to customer requirements. The Company's container plants serve local customers and large national accounts and are located in the United States, Australia, Belgium, Canada, China, France, Germany and Mexico, generally in or near large metropolitan areas. Corrugated shipping container sales volume for 1995, 1994 and 1993 were 53.0, 54.1 and 52.5 billion square feet, respectively.

KRAFT PAPER AND BAGS AND SACKS

    The Company also has a highly integrated kraft paper and converted product operation and is a net buyer of kraft paper from third parties. The Company operates 18 paper converting facilities, which shipped approximately 574 thousand tons and 654 thousand tons of paper bags and sacks nationwide in 1995 and 1994, respectively. The Company believes it is the largest producer of grocery bags and sacks. Kraft paper volume produced and converted for the last three years was:

                                                                                 1995       1994       1993
                                                                                     (TONS IN THOUSANDS)
Kraft Paper
  Production.................................................................      384.8      516.6      499.8
  Converted..................................................................      613.5      688.1      644.7

    The Company produces kraft paper and recycled paper for conversion into bags and sacks at its mills in Snowflake, Arizona; Jacksonville, Florida; Panama City, Florida; Hodge, Louisiana; Trois-Rivieres, Quebec and Florence, South Carolina.

    Grocery bags and sacks are sold primarily to supermarket chains, and merchandise bags are sold to retailers of consumer products. Multiwall shipping sacks, considered a premium product, are sold to the agricultural, chemical and cement industries, among other industries. The Company's total sales of bags and sacks in 1995 were $743 million. In July 1996, the Company combined its retail packaging business with that of Gaylord Container Corporation in a new joint venture company.

MARKET PULP

    The Company believes it has a major market position in North America in the production of market pulp. The Company owns and operates five market pulp mills in North America, including mills in Panama City, Florida; Port Wentworth, Georgia; Bathurst, New Brunswick; and Portage-du-Fort, Quebec and including the Celgar mill in Castlegar, British Columbia in which the Company has a 45% interest. These mills have the capacity to produce 1.2 million tons of market pulp annually and produced 1.1 million tons in 1995 (including 45% of the production at the Celgar mill). Total sales of market pulp (including 45% of the Celgar mill) approximated $750 million in 1995. In addition, Stone-Consolidated owns and operates the Fort Frances, Ontario mill, which has an annual capacity of approximately 130 thousand tons of market pulp. The geographic diversity of the Company's mills enables the Company to offer its customers a product mix of bleached northern and southern hardwood and bleached northern softwood pulp. Market pulp is sold to manufacturers of paper products, including fine papers, photographic papers, tissue and newsprint.

NEWSPRINT AND UNCOATED GROUNDWOOD PAPER

    The Company has an equity interest of approximately 47% in Stone-Consolidated, which is the resulting entity from the Amalgamation of the Company's formerly 75% owned subsidiary of the same name and Rainy River Forest Products, Inc. The Company accounts for Stone-Consolidated in accordance with the equity method of accounting. The Company believes that Stone-Consolidated is the largest producer of uncoated groundwood paper in North America and one of the two largest in the world, and the second largest producer and largest marketer of newsprint in the world. Stone-Consolidated has an annual production capacity of 2.4 million tons of newsprint (including the Company's newsprint mill in Snowflake, Arizona, the entire production of which is sold by Stone-Consolidated on a commission basis, and Boise Cascade Corporation's newsprint mill in DeRidder, Louisiana, the entire production of which is purchased at a discount and sold by Stone-Consolidated) and 803 thousand tons of uncoated groundwood paper. Newsprint is marketed to newspaper publishers and commercial printers. Uncoated groundwood paper is sold for use primarily in newspaper inserts, retail store advertising fliers, magazines, telephone directories and as computer paper.

NEWSPRINT

    Stone-Consolidated owns and operates five newsprint mills located in Shawinigan (Belgo mill) and Ville de La Baie (Port Alfred mill), Quebec; Kenora, Ontario; West Tacoma, Washington and Ellesmere Port (Bridgewater mill), United Kingdom. The Company owns and operates a fully integrated newsprint mill in Snowflake, Arizona, the output of which Stone-Consolidated sells on a commission basis. In addition, Stone-Consolidated also purchases at a discount and sells the output of Boise Cascade Corporation's newsprint mill in DeRidder, Louisiana. Stone-Consolidated's production of newsprint for 1995, on a pro forma basis adjusted to reflect the effect of the Amalgamation as if it occurred January 1, 1995, was approximately 1.5 million tons. Sales of newsprint for Stone-Consolidated on the same pro forma basis were approximately $1.2 billion. Newsprint is primarily purchased by newspaper publishers and commercial printers.

    The newsprint produced by the Company contains a significant percentage of recycled fiber from de-inked pulp using flotation de-inking ("FDI") technology. Management believes that the ability to produce newsprint with recycled content has become an important competitive factor. Management anticipates that the demand for newsprint with recycled content will continue to grow as a result of further legislative activity and customer preferences, although at a slower rate than in recent years. While an increasing number of producers are gaining the ability to supply newsprint with recycled content, management believes its de-inking facilities and the relative proximity of the mills to reliable sources of waste paper from urban centers will give the Company a competitive advantage with customers who demand newsprint with recycled content, although there can be no assurances that the Company will be able to maintain such a competitive advantage.

UNCOATED GROUNDWOOD PAPERS

    The principal uncoated groundwood paper production facilities which are owned by Stone-Consolidated include five paper machines located at the Grand-Mere (Laurentide) and Trois-Rivieres (Wayagamack), Quebec mills and an uncoated groundwood paper mill in Fort Frances, Ontario; smaller quantities of uncoated groundwood papers are also produced on other machines located at the Ellesmere Port (Bridgewater) and Shawinigan (Belgo) mills. Stone-Consolidated's production of uncoated groundwood papers for 1995, on a pro forma basis adjusted to reflect the effect of the Amalgamation as if it occurred January 1, 1995, was approximately 815 thousand tons. Sales of uncoated groundwood papers from Stone-Consolidated on the same pro forma basis were approximately $583 million.

    Uncoated groundwood papers are manufactured using production processes similar to those used for newsprint but are generally of higher quality and command higher prices and higher operating margins. The principal grades of uncoated groundwood papers manufactured and sold by Stone-Consolidated are directory papers, rotogravure and offset papers used in newspaper inserts, retail store advertising fliers, Sunday magazines and other periodicals, bulky book papers used for mass circulation paperback novels and form papers for use in the manufacture of computer printout and other business forms. Major customers for rotogravure and offset papers include major retailers, publishers of Sunday magazines and other periodicals and major commercial printers. Major customers for directory papers include telephone companies and independent publishers of telephone directories and large commercial printers.

FIBER SUPPLY

    Wood fiber, particularly from wood chips, and waste paper constitute the basic raw materials for linerboard, corrugating medium, unbleached kraft paper and market pulp. Wood fiber resources are available within economic proximity of the mills, and the Company has not experienced any significant difficulty in obtaining such resources, although environmental concerns in the Pacific Northwest (including the designation of the spotted owl as a threatened species) and the Southwestern United States have reduced the supply of wood in those regions. Consistent with its strategy to obtain long-term wood fiber sources without the costs associated with land ownership, the Company sold approximately 329 thousand acres of timberland during the years 1988 through 1992. This acreage had been owned by Southwest Forest Industries, Inc., which was acquired by the Company in 1987. At December 31, 1995, the Company owned approximately 9 thousand and 137 thousand acres of private fee timberland in the United States and Canada, respectively. The Company assists certain landowners in the southeastern United States in managing approximately 2.0 million acres of timberland.

    Wood fiber and recycled fiber are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber, in particular, are dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber depending upon the product being manufactured and each mill's geographic location. A decrease in the supply of wood fiber has caused, and will likely continue to cause, higher wood fiber costs in some of the regions in which the Company procures wood.

    The increase in demand for products manufactured, in whole or in part, from recycled fiber has caused a tightness in supply of recycled fiber and a resulting significant increase in the cost of such fiber used in the manufacture of recycled containerboard and other products. As a result, the Company's costs for recycled fiber increased significantly in 1995 and, although they have moderated from the peak levels of 1995, such costs are likely to continue to fluctuate based upon demand/supply characteristics. Given the volatility of the recycled fiber market, there can be no assurance that such costs will not reach the peak levels of 1995. The Company's paperboard and paper packaging products use a large volume of recycled fiber. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to its mills, there can be no assurances that this will continue to be the case for any or all of its mills.

MARKETS AND COMPETITION

    The major markets in which the Company sells its principal products are highly competitive. Its products compete with similar products manufactured by others and, in some instances, with products manufactured from other materials. Areas of competition include price, innovation, quality and service. The Company's business is affected by cyclical industry conditions and economic factors such as industry capacity, growth in the economy, interest rates, unemployment levels and fluctuations in foreign currency exchange rates.

    The Company's products and the raw materials needed to manufacture those products have historically exhibited price and demand cyclicality. Cyclical economic factors such as growth in the economy generally, interest rates, unemployment levels and fluctuations in currency exchange rates as well as certain industry conditions, such as production capacity, have had a significant impact on prices and sales of the Company's products. The availability and cost of wood fiber, including wood chips, and waste paper may be subject to substantial variation, depending upon economic, political and conservation considerations.

    The Company's business is not dependent upon a single customer or upon a small number of major customers. The loss of any one customer would not have a material adverse effect on the Company.

    Backlogs are not a significant factor in the industry in which the Company operates; most orders placed with the Company are for delivery within 60 days or less.

    The Company owns patents, licenses, trademarks and tradenames on products. The loss of any patent, license, trademark or tradename would not have a material adverse effect on the Company's operations.

EMPLOYEES

    As of December 31, 1995, the Company had approximately 25,900 employees, of whom approximately 21,700 were employees of U.S. operations and the remainder were employees of foreign operations. Of those in the United States, approximately 14,000 are union employees.

LEGAL PROCEEDINGS

    In November 1990, the U.S. Environmental Protection Agency ("EPA") announced its decision to list two bodies of water in Arizona, Dry Lake and Twin Lakes, as "waters of the United States" impacted by toxic pollutant discharges under
Section 304(l) of the federal Clean Water Act. These bodies of water have been used by the Company's Snowflake, Arizona pulp and paper mill for the evaporation of its process wastewater. The EPA is preparing a draft consent decree to resolve the alleged past unpermitted discharges which will include the EPA's proposal that the Company pay civil penalties in the amount of $900,000. The Company has vigorously disputed the application of the Clean Water Act to these two privately owned evaporation ponds. The Company has begun implementation of a plan to use its wastewater to irrigate a biomass plantation and discontinue using Dry Lake to evaporate wastewater. It is premature to predict the amount of penalties, if any, that will eventually be assessed.

    On October 27, 1992, the Florida Department of Environmental Regulation, predecessor to the Department of Environmental Protection ("DEP"), filed a civil complaint in the Fourteenth Judicial Circuit Court of Bay County, Florida against the Company seeking injunctive relief, an unspecified amount of fines and civil penalties, and other relief based on alleged groundwater contamination at the Company's Panama City, Florida pulp and paperboard mill. In addition, the complaint alleges operation of a solid waste facility without a permit and discrepancies in hazardous waste shipping manifests. Because of uncertainties in the interpretation and application of DEP's rules, it is premature to assess the Company's potential liability, if any, in the event of an adverse ruling. At the parties' request, the case has been placed in abeyance pending the conclusion of a related administrative proceeding petitioned by the Company following DEP's proposal to deny to the Company a permit renewal to continue operating its wastewater pretreatment facility at the mill site. The administrative proceeding has been referred to a hearing officer for an administrative hearing on the consolidated issues of compliance with a prior consent order, denial of the permit renewal, completion of a contamination assessment and denial of a sodium exemption. The consolidated cases were abated at the parties' request and extensive settlement negotiations are being conducted between the parties. The Company intends to vigorously assert its entitlement to the permit renewal and to defend against the groundwater contamination and unpermitted facility allegations in the event that a settlement cannot be reached.

    On April 20, 1994, Carolina Power & Light ("CP&L") commenced proceedings (the "FERC Proceeding") against the Company before the Federal Energy Regulatory Commission ("FERC") and in the United States District Court for the Eastern District of North Carolina (the "Federal Court Action"). Both proceedings relate to the Company's electric cogeneration facility located at its Florence, South Carolina mill (the "Facility") and the Company's Electric Power Purchase Agreement (the "Agreement") with CP&L.

    In the FERC Proceeding, CP&L alleges that the Facility lost its qualifying facility ("QF") certification under the Public Utility Regulatory Policy Act of 1978 on August 13, 1991, when the Agreement, pursuant to which CP&L purchases electricity generated by the Facility, was amended to reflect the Company's election under the Agreement to switch to a "buy-all/sell-all mode of operation". As a result, CP&L alleges, the Company became a "public utility" on August 13, 1991 subject to FERC regulation under the Federal Power Act. CP&L has also requested that the FERC determine the "just and reasonable rate" for sales of electric energy and capacity from the Facility since August 13, 1991 and order the Company to refund any amounts paid in excess of that rate, plus interest and penalties.

    In its answer filed with the FERC on June 2, 1994, the Company stated that its power sales to CP&L fully complied with the FERC's regulations. The Company also requested that the FERC waive compliance with any applicable FERC regulations in the event that the FERC should determine, contrary to the Company's position, that the Company has not complied with the FERC's regulations in any respect. If the FERC were to determine that the Company had become a "public utility," the Company's issuance of securities and incurrence of debt after the date that it became a "public utility" could be subject to the jurisdiction and approval of the FERC unless the FERC granted a waiver. In the absence of such a waiver, certain other activities and contracts of the Company after such date could also be subject to additional federal and state regulatory requirements, and defaults might be created under certain existing agreements. Based on the past administrative practice of the FERC in granting waivers of certain other regulations, the Company believes that it is likely that such a waiver would be granted by the FERC in the event that such a waiver became necessary.

    In the Federal Court Action, CP&L has requested a declaratory judgment that sales of electric energy and capacity under the Agreement since August 13, 1991 are subject to a just and reasonable rate to be determined by the FERC and that the Agreement has been terminated as a result of the Company's failure to maintain the Facility's QF status and the invalidity of the Agreement's rate provisions. CP&L has also sought damages for breach of contract and for purchases in excess of the just and reasonable rate to be determined by the FERC. On June 9, 1994, the Company moved to dismiss CP&L's Federal Court Action on the principal grounds that any proceedings in the United States District Court are premature unless and until the FERC Proceeding is finally resolved. On September 20, 1994, the United States District Court stayed the Federal Court Action pending the outcome of the FERC proceeding.

    The two proceedings are in their preliminary stages and no assurance can be provided as to the timing of the decisions or the outcome of either of them. The Company intends to contest these actions vigorously.

    On September 30, 1994, the EPA, Region IV, issued an Administrative Order (the "Order") to the Company's Panama City mill pursuant to Section 3008(h) of the Federal Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.Section6928(h)(1). The Order requires the Company to perform a RCRA Facility Investigation at the Panama City mill together with confirmatory sampling, interim corrective measures and any other activities necessary to correct alleged actual or threatened releases of hazardous substances or hazardous constituents at or from the Panama City mill. The Company has filed a protest and requested a hearing to contest the EPA's RCRA Section 3008(h) jurisdiction over the Panama City mill and the parties have been engaged in extensive settlement negotiations. The Company believes that the Panama City mill is not currently a RCRA facility. The corrective measures mandated by the Order would require the Company to conduct extensive groundwater and soil sampling and analyses. The Company does not know at this time the likelihood of success in challenging the Order. Notwithstanding the success in challenging the Order, an owner of property adjacent to the Panama City mill is currently subject to extensive clean-up under RCRA, and the EPA is empowered to require clean-up for materials discharged from the property which may have migrated onto the Panama City mill's property. The Company does not yet know the extent, if any, of such adjacent property owner's responsibility to remediate contamination, if any, at the Panama City mill site.

    On January 22, 1996, the United States of America filed a suit against the Company in the United States District Court for the District of Montana seeking injunctive relief and an unspecified amount in civil penalties based on the alleged failure of the Company to comply with certain provisions of the Clean Air Act ("CAA"), its implementing regulations, and the Montana State Implementation Plan at the Company's Missoula, Montana kraft pulp mill (the "Missoula Mill"). The complaint specifically alleges that the Company exceeded the 20% opacity limitation for recovery boiler emissions, failed to properly set the span on a recovery boiler continuous monitor, and concealed the emission of an air contaminant by improperly venting non-condensible gases. The statutory penalty for violations of the CAA is $25,000 per day for each day of violation. The Company is reviewing the matter with counsel to assess its potential liability. It is premature to predict the outcome of this matter at this time.

    In a related matter, on November 27, 1995, the Company received notice from several environmental groups that they intended to file citizens suits under the CAA, the Federal Water Pollution Control Act ("CWA") and the Emergency Planning and Community Right-to-Know Act ("EPCRA") against the Company based on alleged violations of those Acts at the Missoula Mill. In December, 1995, representatives of the Company met with representatives of the groups that sent the notice to discuss the Company's position that the majority of the alleged violations were not in excess of applicable permit limits or were excused because they occurred during reported malfunctions or start-up or shutdown conditions. On January 29, 1996, a Complaint was filed by the Montana Coalition for Health, Environmental and Economic Rights Inc., Cold Mountain, Cold Rivers, Inc. and Native Forest Network, Inc. (collectively, "Plaintiffs") in the United States District Court for the District of Montana alleging numerous violations of the provisions of the CAA, the CWA and the EPCRA. On February 7, 1996, Plaintiffs filed an Amended Complaint seeking (1) a declaratory judgment that the Company has violated Section 301(a) of the CWA, Section 502(a) of the CAA and Section 313 of the EPCRA; (2) injunctive relief enjoining the Company from operating the Missoula Mill in a manner as will result in further violations of the CAA, CWA and EPCRA; and (3) civil penalties of $25,000 per day for each day of alleged violation. The Company intends to vigorously contest the allegations.

    In addition, the Company is involved in contractual disputes, administrative and legal proceedings and investigations of various types other than those described above. Although any such litigation, proceeding or investigation has an element of uncertainty, the Company believes that the outcome of any such proceeding, lawsuit or claim which is pending or threatened, or all of them combined, other than those described above, would not have a material adverse effect on its consolidated financial position, liquidity or results of operations.

                                CREDIT AGREEMENT

CREDIT AGREEMENT

    In October 1994, the Company entered into a credit agreement which has been amended and restated in August 1995 and March 1996 (as amended and restated the "Credit Agreement"). The Credit Agreement consists of a $400 million senior secured term loan maturing through April 1, 2000, $390 million senior secured term loans maturing through October 1, 2003 and a $560 million senior secured revolving credit facility commitment maturing May 15, 1999. The Credit Agreement also provides for the issuance of letters of credit which, to the extent utilized, will serve to reduce borrowing availability under the revolving credit facility of the Credit Agreement.

    The following summaries of certain provisions of the Credit Agreement do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Credit Agreement, including the definitions therein of certain terms. Certain capitalized terms under this caption are defined in the Credit Agreement.

MATURITIES AND MANDATORY PREPAYMENTS

    The initial $400 million term loan under the Credit Agreement will mature on April 1, 2000. Amounts outstanding under the term loan amortize on a semi-annual basis (April 1 and October 1) based upon the applicable percentage of the principal amount of the initial term loan. Amortization amounts are .5% of principal amount for the period from April 1, 1995 through April 1, 1999, 47.5% on October 1, 1999 and 48.0% on April 1, 2000. The $390 million term loans will mature on October 1, 2003. Amounts outstanding under the $390 million term loans amortize on a semi-annual basis (April 1 and October 1) based upon the applicable percentage of the initial principal amount of the additional term loan. Amortization amounts for the $200 million term loan component are .5% of principal amount for the period April 1, 1996 through October 1, 2002 and 46.5% April 1 and October 1, 2003. Amortizations for the $190 million term loan component are .5% of principal amount for the period from October 1, 1996 through October 1, 2002, 46.5% on April 1, 2003 and 47% on October 1, 2003. The $560 million revolving credit facility will mature on May 15, 1999.

    Mandatory prepayments are required under the term loan and additional term loan portions of the Credit Agreement as follows: (i) 50% (subject to performance-related step downs to 25%) of Excess Cash Flow (as defined in the Credit Agreement) for each fiscal quarter, excluding the first $50 million of Excess Cash Flow in each fiscal year; (ii) 100% of the net proceeds of (a) the issuance or incurrence of additional indebtedness (excluding certain specified refinancings and $400 million (the "Debt Basket") of other debt), and (b) certain non-ordinary course asset sales (excluding $300 million (the "Asset Basket") of proceeds from such sales (other than sales of Collateral or collateral under the Credit Agreement pledged to the lenders under the Credit Agreement (the "Bank Collateral")), in each case for which substitute collateral is not provided). The lenders under the Credit Agreement have waived the mandatory prepayment from Excess Cash Flow requirement for the fiscal quarters ending June 30, 1995 through and including March 31, 1996. Additionally, the Company has no mandatory prepayments under the $190 million term loan facility until September 30, 1997, and Lenders of approximately 81% of the principal amount of the other term loans have waived mandatory payments until September 30, 1997. All mandatory prepayments (except mandatory redemptions related to sales of Bank Collateral) will be allocated entirely against the term loan and additional term loan amortization in inverse order of maturity. In addition, mandatory prepayments from sales of Bank Collateral (unless substitute collateral has been provided) will be allocated pro rata between the term loan and additional term loan (and applied in inverse order of maturity) on the one hand and the revolving credit facility, on the other, and, in the case of the revolving credit facility, will result in a corresponding permanent commitment reduction.

    At the Company's request, the holders of loans under the term loan or additional term loan may, acting individually, waive their individual right to any mandatory prepayment, in which case the amounts otherwise payable to such holders may be retained by the Company. The cash flow in excess of the required mandatory repayment, the net proceeds from the Debt Basket, the net proceeds from the Asset

Basket, and waived prepayment obligations may be used for (i) general corporate purposes, (ii) capital expenditures, acquisitions or investments in excess of annual limitations (without reducing permitted basket amounts) and (iii) prepayment of debt securities ("Permitted Uses").

    The Company is also permitted to voluntarily reduce the unutilized portion of the revolving credit facility and voluntarily prepay the term loan and additional term loan, with voluntary term loan and additional term loan prepayments to be applied against amortization in inverse order of maturity. Voluntary prepayments of the term loan and additional term loan must be proportionate with one another.

INTEREST RATES

    The Credit Agreement permits the Company to choose among various interest rate options for the revolving credit facility and the term loan and to specify the interest rate period to which the interest rate options are to apply, subject to certain parameters. The applicable interest rate options available to the Company are: (i) under the revolving credit facility (a) the higher of (1) Bankers Trust Company's prime rate and (2) the Federal Funds Effective Rate plus 1/2 of 1% (the alternative base rate ("ABR")) plus, in the case of (1) or (2), 1 5/8% per annum or (b) the London Interbank Offered Rate ("LIBOR") plus 2 5/8% per annum; (ii) under the swing-line sub-facility, ABR plus 1 5/8% per annum;
(iii) under the term loan, ABR plus 2 1/8% per annum or LIBOR plus 3 1/8% per annum; (iv) under the $200 million term loan and the $190 million term loan, ABR plus 2 3/8% per annum or LIBOR plus 3 3/8% per annum. Upon achievement of specified indebtedness ratios and cash flow coverage ratios or other performance related tests, the interest rate margins for the revolving credit facility (including the swing-line sub-facility) will be reduced. Additionally, the Company pays a 1/2% commitment fee on the unused portions of the revolving credit facility but without giving effect to reductions in availability for swing-line loans and letters of credit outstanding. The Company will pay a fee on the outstanding letters of credit issued under the revolving credit facility at a rate equal to LIBOR plus 2 5/8%.

SECURITY

    All indebtedness under the Credit Agreement is secured by a significant portion of the assets of the Company. Loans and letters of credit under the Credit Agreement are secured by a mortgage on the following mills and box plants owned or leased by the Company or its subsidiaries, as well as liens on the machinery, equipment and inventory located at each mill or box plant:

PAPER MILLS:                                 BOX PLANTS:
Snowflake, Arizona                           45 Owned Box Plants
Panama City, Florida                         33 Leased Box Plants
Port Wentworth, Georgia
Florence, South Carolina
Hopewell, Virginia
Hodge, Louisiana
Coshocton, Ohio

COVENANTS

    The Credit Agreement contains covenants that include, among other things, the maintenance of certain financial tests and ratios. Additionally, the term loan portions of the Credit Agreement provide for mandatory prepayments from sales of certain assets, certain debt financings and a percentage of excess cash flow (as defined). The Company's bank lenders, at the Company's optional request, may at their option, waive the receipt of certain mandatory prepayments. Any mandatory and voluntary prepayments are allocated against the term loan amortization in inverse order of maturity. Mandatory prepayments from sales of collateral, unless replacement collateral is provided, will be applied ratably to the term loans and revolving credit facility, permanently reducing the loan commitments under the Credit Agreement. The Credit Agreement also contains cross-default provisions to the indebtedness of $10 million or more of the Company and certain subsidiaries.

INDEBTEDNESS RATIO

    The Company is required to have an indebtedness ratio (ratio of total consolidated indebtedness to consolidated net worth plus total consolidated indebtedness, as such terms are defined in the Credit Agreement) not exceeding the following amounts as of the end of each fiscal quarter ending on a date as indicated below:

FISCAL QUARTER                                                                                  RATIO
June 30, 1996 through September 30, 1996....................................................    .80 to 1
December 31, 1996 through September 30, 1997................................................    .77 to 1
December 31, 1997 through September 30, 1998................................................    .72 to 1
December 31, 1998 through September 30, 1999................................................    .67 to 1
December 31, 1999 and thereafter............................................................    .62 to 1
At June 30, 1996, the Company's indebtedness ratio was .77 to 1.

INTEREST COVERAGE RATIO

    The Company is required to have an interest coverage ratio (ratio of earnings before interest, taxes, depreciation and amortization to interest expense) of at least the following ratios at the end of each fiscal quarter, calculated for the most recent four fiscal quarters as indicated below:

DATE                                                                                            RATIO
June 30, 1996..............................................................................    1.75 to 1
September 30, 1996.........................................................................    1.85 to 1
December 31, 1996..........................................................................    2.00 to 1
March 31, 1997.............................................................................    2.00 to 1
June 30, 1997..............................................................................    2.00 to 1
September 30, 1997 and thereafter..........................................................    2.25 to 1

    At June 30, 1996, the Company's interest coverage ratio was 2.55 to 1. The Company is currently seeking an amendment with respect to certain covenants under the Credit Agreement, including indebtedness ratio and interest coverage ratio covenants, for periods including the fourth quarter of 1996 and the first three quarters of 1997.

RESTRICTIONS ON INVESTMENTS IN SUBSIDIARIES AND GUARANTEES; CROSS-DEFAULTS

    The Credit Agreement contains restrictions on investments in Stone-Consolidated and SVCPI. The Company is also not permitted to guarantee the indebtedness of Stone-Consolidated or SVCPI and there are restrictions on other guarantees. There are also restrictions on transactions with affiliates which are not wholly-owned subsidiaries. Any event of default or default with respect to the Company's or a Subsidiary's (as defined in the Credit Agreement) indebtedness for money borrowed having an aggregate principal amount of $10 million or more constitutes an event of default under the Credit Agreement.

RESTRICTIONS ON DIVIDENDS

    The Credit Agreement provides that the Company's dividend payments, distributions or purchases of any class of capital stock of the Company and its subsidiaries cannot exceed the sum of an amount (the "Dividend Basket") equal to
(i) 75% of the Consolidated Net Income (as defined by the Credit Agreement) of the Company from October 1, 1994 to the date of payment of such dividends, minus
(ii) 100% of the Consolidated Net Loss (as defined by the Credit Agreement) of the Company from October 1, 1994 to the date of payment of such dividend plus
(iii) 100% of any net cash proceeds from sales of common stock or certain preferred stock of the Company from the closing date to the date of payment of such dividends, minus (iv) the total of certain permitted investments and permitted capital expenditures, which the Company will be permitted to make in lieu of dividends the Company would be permitted to pay pursuant to this dividend formula. For purposes of calculating the Dividend Basket, Consolidated Net Income is deemed not to include the charge to earnings related to the purchases of the Company's 8 7/8% Convertible Notes and the non-cash extraordinary loss due to the early extinguishment of debt resulting therefrom. In addition, the Credit Agreement permits the Company to pay dividends on its preferred stock outstanding on the date of the Credit Agreement to the extent permitted by the Company's senior subordinated indenture dated as of March 1992.

RESTRICTIONS ON INCURRENCE OF INDEBTEDNESS

    The Credit Agreement restricts the incurrence of additional indebtedness, subject to certain exceptions (including the refinancing of existing indebtedness).

                              DESCRIPTION OF NOTES

    The Old Notes have been and the New Notes will be issued under an Indenture dated as of July 24, 1996, as supplemented and amended by the First Supplemental Indenture dated as of July 24, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). All references to "Securities" shall refer to debt securities issued under the Indenture, as it may be supplemented and amended from time to time. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Copies of the Indenture, are available from the Company. Certain capitalized terms herein are defined in the Indenture.

GENERAL

    The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder and provides that Securities may be issued thereunder from time to time in one or more series. The Notes will be senior unsecured obligations of the Company. The principal of, and any premium or interest on, the Notes will be payable, and the Notes will be exchangeable and transfers thereof will be registrable, at the Place of Payment set forth in the Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Register relating to such Notes.

    The Notes will be issued in United States dollars in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    With respect to any Deficiency Offer, Change of Control Offer, Asset Disposition Offer or Non-Investment Grade Repurchase Offer or optional redemption of the Notes, the Company shall comply with the requirements of
Section 14(e) and Rule 14e-1 under the Exchange Act, as applicable.

RANKING

    The Notes will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and senior in right of payment and rights upon liquidation to all existing and future Subordinated Indebtedness of the Company.

    A significant portion of the Company's assets secure borrowings outstanding under the Credit Agreement. See "Credit Agreement -- Credit Agreement -- Security." Likewise, the Company has issued $500 million of First Mortgage Notes secured by four of the Company's mills and related assets and a special purpose subsidiary of the Company has issued $260 million of floating rate receivables-backed notes and a $50 million revolving receivables-backed note (collectively, the "Receivables-Backed Notes"). In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreement, the holders of the First Mortgage Notes and the holders of Receivables-Backed Notes would have to be satisfied out of the collateral securing such obligations before any such assets would be available to pay claims of holders of the Notes and other holders of Senior Indebtedness of the Company (including such secured lenders to the extent that they are not satisfied out of the proceeds of their collateral). If the lenders under the Company's secured indebtedness should foreclose on their respective collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due on the Notes.

    The Notes are obligations exclusively of the Company. Because certain of the operations of the Company are currently conducted by subsidiaries (primarily Stone Canada and its subsidiaries), the Company's cash flow and consequent ability to service debt, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries of the Company are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions (as well as potential foreign tax withholding under certain circumstances), are contingent upon the earnings of those subsidiaries and are subject to various business considerations. See "Risk Factors -- Credit Agreement Restrictions."

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of or proceeds from those assets) will be structurally subordinated to the claims of such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on August 1, 2016. The Notes are not redeemable at the option of the Company prior to August 1, 2001. Thereafter, if an Investment Grade Triggering Event has not occurred, the Notes may be redeemed at the option of the Company, in whole or in part from time to time on not less than 30 days, nor more than 45 days, prior notice, mailed by first class mail to the Note holders' last addresses as they shall appear in the note register, at the following prices (expressed as percentages of the principal amount of the Notes), if redeemed during the twelve months beginning August 1 of the year indicated below, in each case together with interest accrued to the Redemption
Date:

YEAR                                                               REDEMPTION PRICE
2001.............................................................        105.938%
2002.............................................................        103.958%
2003.............................................................        101.979%
2004 and thereafter..............................................         100.00%

    If an Investment Grade Triggering Event has occurred, the Notes will not be redeemable at the option of the Company until the fifteenth day following the date of the Investment Grade Triggering Event (the "Lock Determination Date"). If on the Lock Determination Date, (i) an Investment Grade Locking Event does not occur, the Notes will be redeemable at the option of the Company as described above, or (ii) an Investment Grade Locking Event occurs, the Notes will not be redeemable at the option of the Company prior to August 1, 2011, and thereafter the Notes may be redeemed at the option of the Company, in whole or in part from time to time on not less than 30 days, nor more than 45 days, prior notice, mailed by first class mail to the Note holders' last addresses as they shall appear in the Note register, at 100% of the principal amount of the Notes, together with interest accrued to the Redemption Date.

    Selection of Notes for redemption will be made by the Trustee, upon notice, substantially pro rata, by lot, or by any other method that the Trustee considers fair and appropriate. The Indenture provides that, if any Note is to be redeemed in part only, the notice which relates to the redemption of such Note shall state the portion of the principal amount to be redeemed, and shall state that on or after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

    The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus from the date of original issuance of the Notes or from the most recent Interest Payment Date to which interest has been paid or provided for, subject to adjustment as provided below, payable semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 1997, to the Holders in whose names the Notes are registered at the close of business on the preceding January 15 and July 15, respectively.

    In the event that the Company is required but unable to make a Deficiency Offer, the Reset Rate on the Notes will be the greater of (x) the Applicable Rate then in effect and (y) the sum of (A) 400 basis points and (B) the higher of the Seven Year Treasury Rate and the Ten Year Treasury Rate and shall further increase by an additional 50 basis points on each succeeding Interest Payment Date, provided, however that in no such event shall the interest rate at any time exceed the Applicable Rate by more than 200 basis points. The Reset Rate will be adjusted from time to time, if necessary, to reflect any change in the Applicable Rate of the Notes.

INTEREST RATE ADJUSTMENT

    Unless and until an Investment Grade Locking Event has occurred, the interest payable on the Notes shall be based upon the debt rating (the "Rating") for the Notes as determined by Moody's or S&P or their successors (as described below), and adjusted if necessary in response to changes in a Rating. On the date of this Prospectus, the Moody's Rating is B1 and the S&P Rating is B+ for the Notes. Based on these Ratings, the initial Applicable Rate (as hereinafter defined) on the Notes will be 11.875% per annum. The Notes will bear interest at the initial Applicable Rate from the date of issuance of the Notes until the earlier of (a) the date the principal of the Notes is paid or made available for payment or (b) the calendar day immediately preceding the calendar day on which a change in Rating category (as set forth in the table below) takes effect in either the Moody's Rating or S&P Rating for the Notes, except that in the case of a change in Rating category that occurs between a Regular Record Date and an Interest Payment Date, such day shall be such Interest Payment Date (each a "Rating Adjustment Date"); provided, however, that prior to August 1, 1997, such interest rate shall not be less than 11.875% per annum. Beginning on a Rating Adjustment Date, if any, and to the earlier of the date the principal of the Notes is paid or made available for payment or the calendar day immediately preceding the next Rating Adjustment Date, if any, the Notes will bear interest at the rate per annum (the "Applicable Rate") determined as follows: (i) in the event of a change in Rating category that is an upward change, the Applicable Rate shall be the interest rate set forth below opposite the higher of the Moody's Rating or the S&P Rating assigned to the Notes in effect at the close of business on that Rating Adjustment Date; (ii) in the event of a change in Rating category that is a downward change, the Applicable Rate shall be the interest rate set forth below opposite the lower of the Moody's Rating or the S&P Rating assigned to the Notes in effect at the close of business on that Rating Adjustment Date, PROVIDED, HOWEVER, that, for purposes of this clause (ii), if after a downward change in Rating category the Moody's Rating and the S&P Rating assigned to the Notes differ by more than one Rating category, the Applicable Rate shall be the interest rate set forth opposite the Rating category that is one Rating category below the higher of the two Ratings in effect at the close of business on the Rating Adjustment Date. Notwithstanding the foregoing, if both Moody's and S&P, on the same day, change their respective Ratings assigned to the Notes and one such change is an upward change while the other such change is a downward change, the Applicable Rate shall be determined in accordance with clause (ii) above, including the proviso thereto. If only one Rating is available on any Rating Adjustment Date, the Applicable Rate shall be determined solely by reference to such one Rating.

    If neither Moody's nor S&P has a Rating in effect, then the Company shall, with the approval of the Trustee, designate, as a substitute for Moody's or S&P, as the case may be, a nationally recognized statistical rating organization (a "Substitute Rating Agency"), and/or make adjustments in the relationship between the Rating and the Applicable Rate, as are consistent with the table below. If, for any period prior to the occurrence of an Investment Grade Locking Event, no Substitute Rating Agency shall have been so designated and a Substitute Rating Agency is available, the Applicable Rate for such period shall be the highest Applicable Rate set forth in the table below.

          RATING CATEGORY
     MOODY'S              S&P         APPLICABLE RATE
A3 or higher       A- or higher             7.760%
Baa1               BBB+                     8.010%
Baa2               BBB                      8.260%
Baa3               BBB-                     8.510%
Ba1                BB+                      9.830%
Ba2                BB                      10.580%
Ba3                BB+                     11.330%
B1                 B+                      11.875%
B2                 B                       12.580%
B3 or lower        B- or lower             13.080%

    If any change in the Applicable Rate occurs during any interest payment period, the Notes shall bear interest for such interest payment period at a rate per annum equal to the weighted average of the Applicable Rates in effect during such interest payment period, calculated by multiplying each Applicable Rate by the number of days such Applicable Rate is in effect during each month of such interest payment period, determining the sum of such products and dividing such sum by the number of days in such interest payment period. All calculations pursuant to the preceding sentence and of interest on the Notes will be computed on the basis of a year of twelve 30-day months.

    If any change in the Applicable Rate occurs, the Company shall notify the Trustee of the new Applicable Rate not later than five Business Days after the applicable Rating Adjustment Date. Not later than five Business Days after the Trustee has received such notice setting forth the new Applicable Rate, the Trustee shall mail to each Holder of Notes such notice setting forth the new Applicable Rate.

INTEREST RATE LOCK

    Upon the occurrence of an Investment Grade Locking Event, the interest rate payable on the Notes will no longer be subject to adjustment and will be fixed as described below. An "Investment Grade Locking Event" shall occur on the Lock Determination Date -- the fifteenth day after the date of an Investment Grade Triggering Event -- if, on such Lock Determination Date, the Rating assigned to the Notes by S&P or Moody's or both is an Investment Grade Rating. An "Investment Grade Triggering Event" shall occur on the first day on which the Notes are assigned an Investment Grade Rating by either Moody's or S&P or both. An "Investment Grade Rating" means a Moody's Rating of Baa3 or higher or an S&P Rating of BBB- or higher. Upon the occurrence of an Investment Grade Locking Event, the Notes will bear interest at the Applicable Rate set forth in the table above opposite the higher of the Moody's Rating or the S&P Rating assigned to the Notes in effect at the close of business on the date of the Investment Grade Locking Event from such date until the principal of the Notes is paid or made available for payment. Notwithstanding the foregoing, however, the interest rate payable on the Notes prior to August 1, 1997 shall not be less than 11.875% per annum.

NON-INVESTMENT GRADE REPURCHASE OFFER

    If an Investment Grade Locking Event has not occurred on or before August 1, 2006 (the "Put Date"), the Company will be required to offer to repurchase and each Holder shall have the right, on or prior to the Put Payment Date (as defined below), to require the Company to repurchase such Holder's Notes in whole or in part pursuant to the offer described below (the "Non-Investment Grade Repurchase Offer") at a purchase price equal to 100% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to the date of such repurchase. Notwithstanding the immediately preceding sentence, if an Investment Grade Triggering Event occurs on or after the fifteenth day prior to the Put Date (the "Delaying Event"), the Company shall not be required to make the Non-Investment Grade Repurchase Offer until the fifteenth day following the Delaying Event (the "Delayed Put Date"). If on the

Delayed Put Date, (i) an Investment Grade Locking Event occurs, the Company shall not be required to make the Non-Investment Grade Repurchase Offer, or (ii) if an Investment Grade Locking Event does not occur, the Company shall make the Non-Investment Grade Repurchase Offer as described below.

    No later than the Put Date (or, if a Delaying Event has occurred, the Delayed Put Date), the Company shall mail a notice to each Holder of Notes and the Trustee in respect of the Non-Investment Grade Repurchase Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Notes). All Notes tendered will be accepted for payment on a date (the "Put Payment Date") which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed.

    On the Put Payment Date, the Company shall (i) accept for payment all Notes or portions thereof tendered pursuant to the Non-Investment Grade Repurchase Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver or cause to be delivered to the Trustee Notes so accepted, together with an Officer's Certificate stating the aggregate principal amount of the Notes or portions thereof so accepted by the Company. The Paying Agent shall promptly mail or deliver to the Holder of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Non-Investment Grade Repurchase Offer.

CERTAIN NON-INVESTMENT GRADE COVENANTS

MAINTENANCE OF SUBORDINATED CAPITAL BASE

    The Indenture provides that until the occurrence of an Investment Grade Locking Event, subject to the exception described in the fourth following paragraph, in the event that the Company's Subordinated Capital Base is less than $1 billion (the "Minimum Subordinated Capital Base") as at the end of each of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, a "Deficiency Date"), then, with respect to the Notes, the Company shall, no later than 60 days after the Deficiency Date (105 days if a Deficiency Date is also the end of the Company's fiscal year), make an offer to all Holders of Notes to purchase (a "Deficiency Offer") 10% of the principal amount of Notes originally issued, or such lesser amount as may be Outstanding at the time such Deficiency Offer is made (the "Deficiency Offer Amount"), at a purchase price equal to 100% of principal amount, plus accrued and unpaid interest to the Deficiency Payment Date (as defined below). Thereafter, semiannually the Company shall make like Deficiency Offers for the then applicable Deficiency Offer Amount of Notes until the Company's Subordinated Capital Base as at the end of any subsequent fiscal quarter shall be equal to or greater than the Minimum Subordinated Capital Base. Notwithstanding the foregoing, after any specified Deficiency Date, the last day of any subsequent fiscal quarter shall not constitute a Deficiency Date (giving rise to an additional obligation under the first sentence of this paragraph) unless the Company's Subordinated Capital Base was equal to or greater than the Minimum Subordinated Capital Base as at the end of a fiscal quarter that followed such specified Deficiency Date and preceded such subsequent quarter.

    Within 60 days (105 days if the Deficiency Date is also the end of the Company's fiscal year) following a Deficiency Date, the Company shall mail a notice to each Holder of Notes in respect of the Deficiency Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Notes).

    Notes tendered pursuant to a Deficiency Offer will be accepted for payment, in amounts as set forth below, on the date which shall be 20 Business Days from the date such notice is mailed or, if acceptance for payment and payment is not then lawful, on the earliest subsequent Business Day on which acceptance for payment and payment is then lawful (a "Deficiency Payment Date").

    On a Deficiency Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Deficiency Offer in an aggregate principal amount equal to the Deficiency Offer Amount or such lesser principal amount of such Notes as shall have been tendered, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all such Notes or portions thereof so accepted, and (iii) deliver, or cause to be delivered to the Trustee, Notes or portions thereof so accepted together with an Officer's Certificate stating the Notes or portions thereof accepted by the Company. If the aggregate principal amount of such Notes tendered exceeds the Deficiency Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or make available for delivery to Holders of Notes so accepted payment in amounts equal to the purchase prices therefor, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders new Notes equal in principal amounts to, any unpurchased portion of Notes surrendered. The Company will publicly announce the results of the Deficiency Offer.

    Notwithstanding the foregoing, in the event that (1) the making of a Deficiency Offer by the Company or (2) the purchase of Notes by the Company in respect of a Deficiency Offer would constitute a default (with the giving of notice, the passage of time or both) with respect to any Specified Bank Debt at the time outstanding, then, in lieu of the making of a Deficiency Offer in the circumstances set forth above, (i) the interest rate on the Notes shall be reset as of the first day of the second fiscal quarter following the Deficiency Date (the "Reset Date") to a rate per annum (the "Reset Rate") specified above under the heading "-- Principal, Maturity and Interest," (ii) on the first Interest Payment Date following the Reset Date, the interest rate on the Notes as reset on the Reset Date, shall increase by 50 basis points, and (iii) the interest rate on the Notes shall further increase by an additional 50 basis points on each succeeding Interest Payment Date; provided, however, that in no event shall the interest rate on the Notes at any time exceed the Applicable Rate then in effect by more than 200 basis points. The Reset Rate will be adjusted from time to time, if necessary, to reflect any change in the Applicable Rate of the Notes. If the Company's Subordinated Capital Base falls below $1 billion, it is probable that the Company would also be in default under certain covenants contained in the Credit Agreement.

    Once the interest rate on the Notes has been reset as set forth above, if the Company's Subordinated Capital Base is equal to or greater than the Minimum Subordinated Capital Base as of the last day of any fiscal quarter subsequent to the Deficiency Date, interest on the Notes shall return, effective as of the first day of the second following fiscal quarter, to the Applicable Rate in effect on such day; provided, however, that the interest rate on the Notes shall again be adjusted as set forth above if the Company's Subordinated Capital Base shall thereafter be less than the Minimum Subordinated Capital Base as at the last day of each of any two consecutive subsequent fiscal quarters and if the making of a Deficiency Offer or the purchase of Notes by the Company in respect of a Deficiency Offer would, at such time, constitute a default (with the giving of notice, passage of time or both) with respect to any Specified Bank Debt at the time outstanding.

    The Company shall notify the Trustee of the Reset Rate not later than two Business Days after the Reset Date in the circumstances set forth in the second preceding paragraph. Not later than five Business Days after the Trustee has received such notice from the Company, the Trustee shall mail to each Holder of Notes such notice setting forth the Reset Rate The Company shall notify the Trustee and the Holders of Notes promptly when the interest rate on the Notes returns to the Applicable Rate as set forth above.

    Notwithstanding the foregoing, the Indenture provides that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

LIMITATION ON FUTURE INCURRENCE OF INDEBTEDNESS

    The Indenture provides that until the occurrence of an Investment Grade Locking Event the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for the payment of any Indebtedness except: (1) Permitted Indebtedness; and (2) Indebtedness of the Company if at the time thereof and after giving effect thereto the Consolidated Interest Coverage Ratio of the Company, on a pro forma basis for the then four most recent full fiscal quarters, taken as a whole (giving effect to (i) such Indebtedness and (ii) the effect on the Consolidated Cash Flow Available for Fixed Charges of the Company for the then four most recent full fiscal quarters, taken as a whole, as a result of any acquisition of a Person acquired by the Company or any Restricted Subsidiary with the proceeds of such Indebtedness), would be greater than 1.75 to 1. Without limiting the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, guarantee, or in any other manner become directly or indirectly liable with respect to or responsible for the payment of, Indebtedness of any Unrestricted Subsidiary in an amount greater than, for all guaranties and undertakings of responsibility by the Company and its Restricted Subsidiaries, 20% of the aggregate amount of Indebtedness of such Unrestricted Subsidiary.

    Notwithstanding the foregoing, the Indenture provides that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

RESTRICTIONS ON DIVIDENDS

    The Indenture provides that until the occurrence of an Investment Grade Locking Event the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, (1) declare or pay any dividend or make any distribution, in cash or otherwise, in respect of any shares of Capital Stock of the Company or to the holders of Capital Stock of the Company as such (other than dividends or distributions payable in shares of Capital Stock of the Company (other than Redeemable Stock)) or (2) purchase, redeem or otherwise acquire or retire for value any of the Capital Stock of the Company or options, warrants or other rights to acquire any such Capital Stock, other than acquisitions of Capital Stock or such options, warrants or other rights by any Subsidiary of the Company from the Company (any such transaction included in clause (1) or (2), a "Restricted Payment") if (i) at the time of such Restricted Payment and after giving effect thereto, (a) an Event of Default shall have occurred and be continuing or (b) the Consolidated Net Worth of the Company shall be less than $750 million; or if (ii) after giving effect to such Restricted Payment, the aggregate amount expended subsequent to November 1, 1991, for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution) exceeds the algebraic sum of (w) a number calculated as follows: (A) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a positive number, then 100% of such positive number, and (B) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a negative number, then 100% of such negative number, (x) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a Subsidiary of the Company, subsequent to November 1, 1991, of Capital Stock (including Capital Stock issued upon the conversion of, or in exchange for, securities other than Capital Stock and options, warrants or other rights to acquire Capital Stock, but excluding Redeemable Stock), (y) the aggregate net cash proceeds originally received by the Company from the issuance and sale, other than to a Subsidiary of the Company, of Indebtedness of the Company that is converted into Capital Stock of the Company subsequent to November 1, 1991, and (z) $300 million; provided, however, that the retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of Capital Stock of the Company other than Redeemable Stock shall not constitute a Restricted Payment. If all of the conditions to the declaration of a dividend or distribution that are described above are satisfied at the time such dividend or distribution is declared, then such dividend or distribution may be paid or made within sixty days after such declaration even if the payment of such dividend, the making of such distribution or the declaration thereof would not have been permitted at any time after such declaration.

    Notwithstanding the foregoing, the Indenture provides that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

LIMITATION ON FUTURE LIENS AND GUARANTIES

    Pursuant to the terms of the Indenture, until the occurrence of an Investment Grade Locking Event if the Company or any Subsidiary of the Company shall create, incur, assume or suffer to exist any Lien upon any of the assets of the Company or a Subsidiary of the Company (whether such assets are owned at November 1, 1991 or thereafter acquired) as security for (1) any Indebtedness or other obligation (whether unconditional or contingent) of the Company that ranks pari passu with the Notes or any Indebtedness or other obligation (whether unconditional or contingent) of a Subsidiary of the Company, the Company will secure or will cause such Subsidiary to guarantee and secure the Outstanding Notes equally and ratably with (or, at the option of the Company, prior to) such Indebtedness or other obligation, so long as such Indebtedness or other obligation shall be so secured, or (2) any Subordinated Indebtedness, the Company will secure the Outstanding Notes prior to such Subordinated Indebtedness, so long as such Subordinated Indebtedness shall be so secured; provided, however, that this covenant does not apply in the case of Permitted Liens or Liens granted by any Unrestricted Subsidiary to secure Indebtedness or other obligations of itself or of any Person other than the Company and its Restricted Subsidiaries.

    Notwithstanding the foregoing, this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

    In addition, pursuant to the terms of the Indenture, until the occurrence of an Investment Grade Locking Event the Company will not guarantee the Indebtedness of any Subsidiary of the Company and will not permit any such Subsidiary to guarantee (i) any Indebtedness of the Company that ranks pari passu with the Notes, (ii) any Indebtedness of a Subsidiary of the Company or
(iii) any Subordinated Indebtedness; provided, however, that this paragraph does not apply to (1) any guaranty by a Subsidiary if such Subsidiary also guarantees the Notes on a pari passu basis with respect to guaranties of Indebtedness described in clauses (i) and (ii) and on a senior basis with respect to guaranties of Indebtedness described in clause (iii); (2) any guaranty existing on November 1, 1991 or any extension or renewal of such guaranty to the extent such extension or renewal is for the same or a lesser amount; (3) any guaranty which constitutes Indebtedness permitted by clause (v) or (vi) of the definition of Permitted Indebtedness granted by a Person permitted to incur such Indebtedness; (4) any guaranty by the Company of indebtedness of a Restricted Subsidiary, provided that (A) incurrence of such Indebtedness of the Restricted Subsidiary is not prohibited by the Indenture and (B) (x) such guaranty constitutes Indebtedness of the Company incurred as Permitted Indebtedness pursuant to clause (vii) or (viii) of the definition of Permitted Indebtedness (it being understood that, for purposes of determining Permitted Indebtedness, any such guaranty shall be deemed to constitute Indebtedness separate from, and, in addition to, Indebtedness of a Restricted Subsidiary which is so guaranteed) or (y) immediately prior to and (on a pro forma basis) after granting such guaranty, the Company would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under the restrictions described in "Limitation on Future Incurrence of Indebtedness" above; (5) any guaranty by an Unrestricted Subsidiary of Indebtedness or other obligations of any Person other than the Company and its Restricted Subsidiaries; (6) any guaranty by the Company or any Subsidiary of Indebtedness or other obligations constituting Indebtedness permitted by clause (i)(a) of the definition of Permitted Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of November 1, 1991, plus $250 million and less the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are applied to repay Indebtedness under the Credit Agreements); (7) any guaranty by the Company of Indebtedness of any Restricted Subsidiary outstanding on November 1, 1991 which is not subordinated to any Indebtedness of such Restricted Subsidiary, and any renewal extension or refinancing of such Indebtedness permitted by the Indenture; (8) any guaranty by the Company of Indebtedness of any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, provided that the incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Indenture; (9) any guaranty by a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof of the Indebtedness of any of its Subsidiaries that is a Restricted Subsidiary and that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, provided that incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Indenture; (10) any guaranty by the Company or a Subsidiary of the Company of Indebtedness or other obligations in a principal amount not exceeding $250,000; (11) any guaranty in the form of an endorsement of negotiable instruments for deposit or collection and similar transactions;
(12) any guaranty arising under or in connection with performance bonds, indemnity bonds, surety bonds or commercial letters of credit not exceeding $25 million in aggregate principal amount from time to time outstanding; (13) any guaranty by a Subsidiary of the Company of Indebtedness or other obligations of another Subsidiary in effect at the time of such guarantor becoming a Subsidiary and not created in contemplation thereof; or (14) any guaranty by the Company or a Restricted Subsidiary of any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that is guaranteed pursuant to another clause of this paragraph.

    Notwithstanding the foregoing, this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

LIMITATION ON ASSET DISPOSITIONS

    The Indenture provides that until the occurrence of an Investment Grade Locking Event (i) the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value for the assets sold or otherwise disposed of (which shall be determined in good faith (x) in the case of dispositions of assets having a fair market value of $10 million or more, by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution, or (y) in the case of dispositions of assets having a fair market value of less than $10 million but not less than $5 million, an Officer of the Company, whose reasonable determination shall be conclusive and evidenced by a certificate of such Officer) and (ii) the Company will apply the aggregate net proceeds in excess of $300 million received by the Company or any Restricted Subsidiary from all Asset Dispositions occurring subsequent to November 1, 1991 (but excluding for purposes of this clause (ii), whether before or after the receipt of net proceeds in excess of $300 million, (1) the net proceeds of any Asset Disposition or series of related Asset Dispositions where the net proceeds are less than $5 million and (2) the first $25 million of net proceeds in each fiscal year without taking into account any amount excluded pursuant to (1)) as follows: (a) to the payment or prepayment of any Senior Indebtedness within six months of such Asset Disposition, or (b) to investment in the business of the Company and its Restricted Subsidiaries (including, without limitation, by acquiring equity, other than Redeemable Stock, of the transferee of such Asset Disposition) within six months of such Asset Disposition or, if such investment is with respect to a project to be completed within a period greater than six months from such Asset Disposition, then within the period of time necessary to complete such project; provided, however, that (x) in the case of applications contemplated by clause (b), the Board of Directors has, within such six-month period, adopted in good faith a resolution committing such excess proceeds to such investment, (y) except as provided in the next sentence, none of such excess proceeds shall be used to make any Restricted Payment or any payment in respect of Subordinated Indebtedness and (z) to the extent not applied in accordance with clauses (a) or (b) above, or if after being so applied there remain excess net proceeds in an amount greater than $10 million, the Company shall make a pro rata offer to all Holders to purchase Notes at 100% of principal amount, plus accrued and unpaid interest to the Asset Disposition Payment Date (as defined below), up to an aggregate principal amount equal to such excess net proceeds (the "Asset Disposition Offer Amount"). If after being applied in accordance with clauses (a), (b) and (z) above there remain excess net proceeds, the Company will apply such excess net proceeds to the general corporate purposes of the Company or any Subsidiary of the Company.

    Notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other non-cash property or assets as proceeds of an Asset Disposition (other than equity in the transferee not constituting Redeemable Stock), the Company shall not be required to make any application required by the preceding paragraph until it receives cash proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property, except that if and to the extent the sum of all cash proceeds plus the fair market value of equity (other than Redeemable Stock) in the transferee of such Asset Disposition received at the time of such Asset Disposition is less than 70% of the fair market value of the total proceeds of such Asset Disposition (with such fair market value determined and evidenced in the same manner as stated in clause (i) of the preceding paragraph), the amount of such deficiency (the "Deficiency Amount") shall be applied as required by the preceding paragraph as if received at the time of the Asset Disposition. Any amounts deferred pursuant to the preceding sentence shall be applied in accordance with the preceding paragraph when cash proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property, provided, however, that the Company shall not be required to apply with respect to any equity interest in a transferee an amount exceeding the fair market value attributable to such equity interest at the time of the Asset Disposition; and provided, further, that if a Deficiency Amount was applied pursuant to the exception contained in the preceding sentence, then once the cumulative amount of applications made pursuant to the preceding paragraph and this paragraph (including any Deficiency Amounts) equals 100% of the fair market value of the total proceeds of the Asset Disposition at the time of such Asset Disposition, cash proceeds thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property shall not be required to be applied in accordance with the preceding paragraph except to the extent such cash proceeds exceed the Deficiency Amount.

    An offer to purchase Notes required to be made pursuant to this covenant is an "Asset Disposition Offer" and the date on which the purchase of Notes relating to any such Asset Disposition Offer is to be made is an "Asset Disposition Payment Date."

    Notice of an Asset Disposition Offer shall be mailed on behalf of the Company by the Trustee to all Holders of Notes at their last registered addresses not less than 30 days nor more than 60 days before the Asset Disposition Payment Date, which shall be a date not more than 210 days after the Asset Disposition giving rise to such Asset Disposition Offer. The Asset Disposition Offer shall remain open from the time of the mailing of such notice until not more than five Business Days before the Asset Disposition Payment Date.

    On the Asset Disposition Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Asset Disposition Offer in an aggregate principal amount equal to the Asset Disposition Offer Amount or such lesser amount of Notes as shall have been tendered, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver or cause to be delivered to the Trustee, Notes so accepted together with an Officer's Certificate stating the Notes or portions thereof accepted by the Company. If the aggregate principal amount of Notes tendered exceeds the Asset Disposition Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Asset Disposition Offer.

    The Company shall not make an "Asset Disposition Offer" (as defined) required under the 1991 Indenture or the 1994 Indentures in connection with a disposition of assets other than the Collateral (as defined in the First Mortgage Note Indenture) unless the Company shall have made an Asset Disposition Offer in respect of the Notes (and certain other Senior Indebtedness in accordance with the following sentence) on a pro rata basis (in an aggregate amount equal to the amount to be offered pursuant to the

Asset Disposition Offer under the 1991 Indenture and the 1994 Indentures (and in accordance with Section 1009(g) of the 1994 Indentures)), the closing date of which is prior to six months after the asset disposition triggering the obligations of the Company under the 1991 Indenture. Notwithstanding the previous sentence, if on or after the date of the Indenture, the Company issues any Senior Indebtedness (including the Notes) containing a requirement that an offer be made to repurchase such Senior Indebtedness under the same circumstances and in the same manner (including the prescribed time periods hereof) provided herein, then (i) the Company may apply the Asset Disposition Offer Amount (before any adjustment pursuant to this sentence) to the pro rata purchase of Notes tendered under the Indenture and the Senior Indebtedness tendered thereunder and (ii) the Asset Disposition Offer Amount available to repurchase the Notes shall be reduced by the amount applied to the purchase of such Senior Indebtedness; provided, however, that this sentence shall only apply to Senior Indebtedness issued on or after the Issue Date that explicitly permits the pro rata purchase of Notes as described in the Indenture and refers to the "Limitation on Asset Dispositions" covenant and any Indebtedness outstanding at the Issue Date that is amended to explicitly permit the pro rata purchase of Notes as described therein and refers to the "Limitation on Asset Dispositions" covenant.

    In the event that the First Mortgage Notes are refinanced through a public or private offering of Indebtedness constituting debt securities and the amount of such refinancing Indebtedness is no greater than the principal amount of the First Mortgage Notes Outstanding as of the date of such refinancing, the Company need not comply with the first paragraph of this covenant in respect of an Asset Disposition involving the collateral securing such Indebtedness (other than collateral granted in respect of such Indebtedness pursuant to a negative pledge or similar provision contained in the indenture or similar instrument relating to such Indebtedness) to the extent that such compliance would constitute a default under such indenture or similar instrument.

    Notwithstanding the foregoing, this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

RESTRICTIONS ON MERGERS AND CONSOLIDATIONS AND SALES OF ASSETS

    The Indenture provides that until the occurrence of an Investment Grade Locking Event the Company shall not consolidate with, or merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of the Company under the Notes and the Indenture; (2) immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing; (3) immediately after giving effect to such transaction or series of related transactions, on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Company immediately before such transaction; (4) immediately after giving effect to such transaction or series of related transactions, the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, but treating such entity as the Company for purposes of making such determination) would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) immediately prior to such transaction or series of related transactions, under the covenant contained in the Indenture restricting the incurrence of Indebtedness; provided, however, that this clause (4) shall be inapplicable if (a) such transaction or series of related transactions, would result in the occurrence of a Change of Control or
(b) immediately
prior to giving effect to such transaction or series of related transactions, the Company would not be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under such covenant, and immediately after giving effect to such transaction or series of related transactions, on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Interest Coverage Ratio of the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining the Consolidated Interest Coverage Ratio) shall be at least equal to the Consolidated Interest Coverage Ratio of the Company immediately before such transaction or series of related transactions; and (5) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture and that all conditions precedent to the consummation of the transaction or series of related transactions under the Indenture have been met. Notwithstanding the foregoing, if clause (4) of the preceding sentence is inapplicable by reason of clause (b) of the proviso thereto, and at the date three months after the consummation of such transaction or series of related transactions, the rating ascribed to the Notes by S&P or Moody's shall be lower than the rating ascribed to the Notes prior to the public announcement of such transaction, then the Company shall make an offer for the Notes at the same price and following the same procedures and obligations as required with respect to a Change of Control (as if such date three months after the giving effect to such transaction were the "Change of Control Date"). See "-- LIMITATION ON FUTURE INCURRENCE OF INDEBTEDNESS" above and "-- Change of Control" below. Notwithstanding the foregoing, clauses (3) and
(4) shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

    If, upon any consolidation or merger, or upon any sale, assignment, transfer or lease, as provided in the preceding paragraph, any material property of the Company or any Restricted Subsidiary or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, owned immediately prior thereto, would thereupon become subject to any Lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or Person (other than any Permitted Lien), the Company, prior to such consolidation, merger, sale, assignment, transfer or lease, will, by an indenture supplemental to the Indenture, secure the due and punctual payment of the principal of, and premium, if any, and interest on the Notes then Outstanding (together with, if the Company shall so determine, any other indebtedness of, or guaranteed by, the Company or any Restricted Subsidiary and then existing or thereafter created) equally and ratably with (or, at the option of the Company, prior to) the Indebtedness secured by such Lien. Notwithstanding the foregoing, this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Locking Event.

CERTAIN INVESTMENT GRADE COVENANTS

RESTRICTIONS ON SECURED INDEBTEDNESS

    Upon and after the occurrence of an Investment Grade Locking Event, if the Company or any Restricted Subsidiary shall incur, issue, assume or guarantee any Indebtedness secured by a Lien on any Principal Property of the Company or any Restricted Subsidiary or on any share of stock or Indebtedness of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure the Notes equally and ratably with (or, at the Company's option, prior
to) such secured Indebtedness so long as such Indebtedness shall be so secured, unless the aggregate amount of all such secured Indebtedness, together with all Attributable Indebtedness of the Company and its Restricted Subsidiaries with respect to any sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in clauses (i) through (v) under "-- RESTRICTIONS ON SALES AND LEASEBACKS" below), would not exceed 10% of Consolidated Net Tangible Assets. The above restriction does not apply to, and there will be excluded from secured Indebtedness in any computation under such restriction, Indebtedness secured by: (i) Liens on property of, or on any share of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary and Liens on any property acquired from a corporation which is merged with or into the Company or a Subsidiary; (ii) Liens in favor of the Company or a Restricted Subsidiary; (iii) Liens in favor of governmental bodies to secure progress, advance or other payments;
(iv) Liens upon any property acquired after the date of the Indenture, securing the purchase price thereof or created or incurred simultaneously with (or within 180 days after) such acquisition to finance the acquisition of such property or existing on such property at the time of such acquisition, or Liens on improvements after such date, in each case subject to certain conditions and provided that the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (as determined in good faith by the Company), whichever shall be lower, of the property at the time of the acquisition, construction or improvement thereof; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on timberlands or in connection with arrangements under which the Company or any Restricted Subsidiary is obligated to cut or pay for timber; (vii) Liens arising out of any final judgment for the payment of money aggregating not in excess of $25 million or Liens arising out of any judgments which are being contested in good faith;
(viii) Permitted Liens in existence on the date of the Investment Grade Locking Event; or (ix) any extension, renewal, or replacement of any Lien referred to in the foregoing clauses (i) through (viii) inclusive.

RESTRICTIONS ON SALES AND LEASEBACKS

    Upon and after the occurrence of an Investment Grade Locking Event, neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Indebtedness of the Company and its Restricted Subsidiaries with respect to such transaction plus all secured Indebtedness (with the exception of secured Indebtedness which is excluded as described in clauses (i) through (ix) under "-- RESTRICTIONS ON SECURED INDEBTEDNESS" above) would not exceed 10% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded from Attributable Indebtedness in any computation under such restriction, any sale and leaseback transaction if: (i) the lease is for a period, including renewal rights, not in excess of three years; (ii) the sale of the Principal Property is made within 180 days after its acquisition, construction or improvement; (iii) the lease secures or relates to industrial revenue or pollution control bonds; (iv) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; or (v) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Indebtedness of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property, an amount not less than the greater of (1) the net proceeds of the sale of the Principal Property leased or (2) the fair market value (as determined by the Company in good faith) of the Principal Property leased. The amount to be applied to the retirement of Indebtedness shall be reduced by (x) the principal amount of any debentures or notes (including the Notes) of the Company or a Restricted Subsidiary surrendered within 180 days after such sale to the applicable trustee for retirement and cancellation, (y) the principal amount of Indebtedness, other than the items referred to in the preceding clause (x), voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale and (z) associated transaction expenses.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (the "Change of Control Date") and subject to the requirements of the next succeeding sentence, each Holder shall have the right to require that the Company repurchase such Holder's Notes in whole or in part pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to the date of such repurchase. If such repurchase would constitute an event of default under Specified Bank Debt, then, prior to giving the notice to Holders provided below, the Indenture requires the Company to (1) repay in full in cash such Specified Bank Debt or (2) obtain the requisite consent of holders of such Specified Bank Debt to permit the repurchase of Notes without giving rise to an event of default under such Specified Bank Debt.

    Promptly upon satisfaction of either one of the obligations, if then applicable, described above, Company shall mail a notice to each Holder of Notes and the Trustee in respect of the Change of Control Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Notes). All Notes tendered will be accepted for payment on a date (the "Change of Control

Payment Date") which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed, but in any event prior to the date on which any Subordinated Indebtedness is paid pursuant to the terms of a provision similar to the Change of Control Offer covenant.

    On the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee Notes so accepted, together with an Officer's Certificate stating the aggregate principal amount of the Notes or portions thereof so accepted by the Company. The Paying Agent shall promptly mail or deliver to the Holder of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Note and equal in principal amount to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer.

    Whether a Change of Control has occurred depends entirely on the accumulation of common stock of the Company and on certain changes in the composition of the Company's Board of Directors. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change of Control provisions. Because the definitions of "Change of Control" and "Acquiring Person" exclude the Company, any Subsidiary of the Company and certain members of the Stone family, certain transactions in which such entities and persons participate as beneficial owners of Common Stock (including, among others, a leveraged buyout or recapitalization) would not constitute a Change of Control.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The following are Events of Default under the Indenture: (1) failure to pay interest on any Note when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Note when due and payable at Maturity, upon redemption, upon repurchase pursuant to a Deficiency Offer as described under "-- MAINTENANCE OF SUBORDINATED CAPITAL BASE" above, pursuant to an Asset Disposition Offer described under "-- LIMITATION ON ASSET DISPOSITIONS," a Change of Control Offer as described under "-- Change of Control," a Non-Investment Grade Repurchase Offer as described under "-- Non-Investment Grade Repurchase Offer" above or otherwise; (3) failure to observe or perform any other applicable covenant, warranty or agreement contained in the Notes or in the Indenture continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Notes; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of not less than $25 million (or, if less, the least amount contained in any similar provision of an instrument governing any outstanding Subordinated Indebtedness of the Company, but in no event less than $10 million), unless cured within 15 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Notes; (5) the entering against the Company of one or more judgments or decrees involving an aggregate liability of $25 million or more unless vacated, discharged, satisfied or stayed within 30 days of the entering of such judgments or decrees; and (6) certain events of bankruptcy, insolvency or reorganization relating to the Company.

    The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default give the Holders of Notes notice of all uncured Defaults or Events of Default known to it (the term "Default" to include the events specified above without grace or notice); provided, however, that, except in the case of an Event of Default or a Default in payment on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Notes.

    If an Event of Default (other than due to event of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate amount of Notes), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Notes to be due and payable immediately and, upon any such declaration, the Notes shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal (without premium) of and accrued interest on the Outstanding Notes ipso facto becomes immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Notes.

    Any such declaration with respect to Notes may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default, in payment of principal of or interest on the Notes) may be waived by the Holders of at least a majority of the principal amount of the Outstanding Notes upon the conditions provided in the Indenture.

    The Indenture provides that the Company will periodically file statements with the Trustee regarding compliance by the Company with certain of the covenants thereof and specifying any Event of Default or Defaults in performing such covenants of which the signers may have knowledge.

MODIFICATION OF INDENTURE; WAIVER

    The Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Securities of any series. In addition, under the Indenture, certain rights and obligations of the Company and the rights of Holders of the Notes may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority of the aggregate principal amount of the Outstanding Securities of each series affected thereby; but no extension of the maturity of any Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Securities of any series, other modification in the terms of payment of the principal of or interest on any Securities of any series or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Securities of any series affected thereby without his consent.

    The Holders of at least a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive compliance by the Company with certain restrictive covenants of the Indenture. The Holders of at least a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive any past Event of Default or Default under the Indenture, except an Event of Default or a Default in the payment of the principal of or premium, if any, or any interest on any Securities of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Securities of that series affected.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

    The Company may terminate its substantive obligations in respect of the Notes by delivering all Outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of and interest on all Notes. The Company may terminate its substantive obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by (i) depositing with the Trustee under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Indenture. In addition, the Company may terminate all of its substantive obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes) by (i) depositing with the Trustee under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel, based upon such a ruling or a change in the applicable federal tax law since the date of the Indenture, to such effect, and (iii) complying with certain other requirements set forth in the Indenture.

THE TRUSTEE

    The Bank of New York will be the Trustee under the Indenture. The Company maintains normal commercial banking relations with The Bank of New York, which may also be a lender under the Credit Agreement and which is the trustee under other indentures of the Company.

CERTAIN DEFINITIONS

    For purposes of the Indenture, certain defined terms have the following meanings:

    "11 1/2% Notes" means the Company's 11 1/2% Senior Notes due 2004.

    "11 1/2% Note Indenture" means the indenture dated as of October 12, 1994 between the Company and The Bank of New York, as Trustee, relating to the 11 1/2% Notes, as amended and supplemented to the date of the Indenture and, unless otherwise indicated, from time to time after the date of the Indenture.

    "1991 Indenture" means the indenture dated as of November 1, 1991 between the Company and The Bank of New York, as Trustee, as amended and supplemented to the date of the Indenture and, unless otherwise indicated, from time to time after the date of the Indenture. References in the Indenture to Indebtedness issued under the 1991 Indenture shall include any Indebtedness issued thereunder both before and after the date of the Indenture.

    "1994 Indentures" means (i) the 11 1/2% Note Indenture and (ii) the First Mortgage Note Indenture. References in the Indenture to Indebtedness issued under the 1994 Indentures shall include any Indebtedness issued thereunder both before and after the date of the Indenture.

    "Acquiring Person" means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner of shares of common stock of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company; provided, however, that an Acquiring Person shall not include (i) the Company,
(ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding common stock of the Company for or pursuant to the terms of any such plan, (iv) any descendant of Joseph Stone or the spouse of any such descendant, the estate of any such descendant or the spouse of any such descendant, any trust or other arrangement for the benefit of any such descendant or the spouse of any such descendant or any charitable organization established by any such descendant or the spouse of any such descendant (collectively, the "Stone Family"), or (v) any group which includes any member or members of the Stone Family and a majority of the common stock of the Company held by such group is beneficially owned by such member or members. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of common stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to more than 50% or more of the common stock of the Company then outstanding; provided, however, that if a Person shall become the beneficial owner of more than 50% or more of the common stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such Person shall be deemed to be an "Acquiring Person."

    "Asset Disposition" means any sale, transfer, sale-leaseback or other disposition of (i) shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (ii) property or assets of the Company or any Restricted Subsidiary (other than a sale, transfer, sale-leaseback or other disposition of Receivables and other assets or property described in clause (vi) of the definition of Permitted Liens pursuant to a Receivables sale constituting Indebtedness pursuant to clause (ii) of the definition thereof); provided, however, that an Asset Disposition shall not include any sale, transfer, sale-leaseback or other disposition (a) of Collateral (as defined in the First Mortgage Note Indenture while the First Mortgage Notes are outstanding), (b) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary, (c) of defaulted Receivables for collection or (d) in the ordinary course of business, but shall include any sale, transfer, sale-leaseback or other disposition by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of the shares, property or assets referred to in clauses (i) and
(ii). The designation by the Company of a Subsidiary of the Company as an "Unrestricted Subsidiary" shall constitute an Asset Disposition of such Subsidiary's property and assets net of its liabilities, unless the transfer of property and assets to such Subsidiary has previously constituted an Asset Disposition.

    "Attributable Indebtedness" means the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any person is at the time liable, discounted at the rate per annum equal to the weighted average interest rate borne by the Notes.

    "Capitalized Lease Obligation" means, in respect of any Person, an obligation to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

    "Change of Control" means any event by which (i) an Acquiring Person has become such or (ii) Continuing Directors cease to comprise a majority of the members of the Board of Directors of the Company.

    "Consolidated Amortization Expense" means, for any period, the amortization expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Cash Flow Available for Fixed Charges" means, for any period,
(a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and
(vi) other non-cash items reducing Consolidated Net Income, minus (b) non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "Consolidated Depreciation Expense" means, for any period, the depreciation expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Free Cash Flow" means, for any period, (a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Depreciation Expense and (iii) Consolidated Amortization Expense, minus (b) the sum of (i) Restricted Payments (as defined under the subsection entitled "Restrictions on Dividends" above) during such period, (ii) net reduction during such period in Indebtedness of the Company and its Restricted Subsidiaries (other than as a result of Asset Dispositions, Collateral Asset Dispositions (as defined in the First Mortgage Note Indenture) or Collateral Loss Events (as defined in the First Mortgage Note Indenture)) and (iii) the excess (but not the deficit) of capital expenditures of the Company and its Restricted Subsidiaries for such period not financed pursuant to clause (vi) of the definition of Permitted Indebtedness over Consolidated Depreciation Expense.

    "Consolidated Income Tax Expense" means, for any period, the aggregate of the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Coverage Ratio" means, for any period, the ratio of
(i) Consolidated Cash Flow Available for Fixed Charges to (ii) Consolidated Interest Expense.

    "Consolidated Interest Expense" means, for any period, the interest expense (including the interest component of all Capitalized Lease Obligations and the earned discount or yield with respect to a Receivables sale constituting Indebtedness) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that, with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the interest expense in respect thereof for any period shall be the pro forma interest expense attributable to all amounts committed during such period under such revolving credit, revolving Receivables purchases or other similar arrangements, whether or not such amounts were actually outstanding during such period, in accordance with the terms thereof, in each case on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; provided, however, that: (a) there shall be excluded therefrom (i) the net income (or loss) of any Person (other than the Company) which is not a Restricted Subsidiary, except to the extent of the amounts of dividends or other distributions actually paid in cash or tangible property or tangible assets (such property or assets to be valued at their fair market value net of any obligations secured thereby) to the Company or any of its Restricted Subsidiaries by such Person during such period, (ii) except to the extent includible pursuant to the foregoing clause (i), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person's property or assets are acquired by the Company or any of its Restricted Subsidiaries, (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary and (iv) the excess (but not the deficit), if any, of (x) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary over (y) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary; and (b) there shall be included therein the amount of cash realized by the Company or any of its Restricted Subsidiaries during such period on account of dividends or other distributions theretofore paid in other than cash or tangible property or tangible assets by a Person which is not a Restricted Subsidiary.

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting (i) all liabilities (excluding, to the extent included in such liabilities, Indebtedness, deferred income taxes and shareholders' equity), and (ii) all goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles, of the Company and its Restricted Subsidiaries, in each case to the extent included in the aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with GAAP.

    "Consolidated Net Worth" means the amount which at any date of determination, in conformity with GAAP consistently applied, would be set forth under the caption "stockholders' equity" (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries, exclusive of amounts attributable to Redeemable Stock (at such time as no Indebtedness is outstanding under the 1991 Indenture, excluding the effects of foreign currency translation adjustments). If the Company has changed one or more of the accounting principles used in the preparation of its financial statements because of a change mandated by the Financial Accounting Standards Board or its successor, then Consolidated Net Worth shall mean the Consolidated Net Worth the Company would have had if the Company had continued to use those generally accepted accounting principles employed on November 1, 1991.

    "Continental Guaranty" means the Guaranty dated as of October 7, 1983 between The Continental Group, Inc. and the Company, as amended from time to time.

    "Continuing Director" means any member of the Board of Directors, while such person is a member of such Board of Directors, who is not an Acquiring Person, or an Affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or associate and who (a) was a member of the Board of Directors prior to November 1, 1991, or (b) subsequently became or becomes a member of such Board of Directors and whose nomination for election or election to such Board of Directors was or is recommended or approved by resolution of a majority of the Continuing Directors or who was or is included as a nominee in a proxy statement of the Company distributed when a majority of such Board of Directors consists of Continuing Directors.

    "Credit Agreements" means (i) the credit agreement, dated as of March 1, 1989, by and among the Company, the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time, (ii) the credit agreement, dated as of March 1, 1989, by and among Stone Canada, the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time and (iii) the revolving credit agreement, dated as of March 1, 1989, by and among Stone Canada, the financial institutions signatory thereto, BT Bank of Canada, as administrative agent, The Bank of Nova Scotia, as payment agent, and Bankers Trust Company, as collateral agent, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time.

    "First Mortgage Notes" means the Company's 10 3/4% First Mortgage Notes due 2002.

    "First Mortgage Note Indenture" means the indenture dated as of October 12, 1994 between the Company and Norwest Bank Minnesota, National Association, as Trustee, relating to the First Mortgage Notes, as amended and supplemented to the date of the Indenture and, unless otherwise indicated, from time to time after the date of the Indenture.

    "GAAP" means generally accepted accounting principles, as in effect as of November 1, 1991 in the United States of America, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

    "Indebtedness" means (without duplication), with respect to any Person, (i) any obligation of such Person to pay the principal of, premium, if any, interest on, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money or the deferred purchase price of property or services (excluding trade payables and payables, indebtedness, obligations and other liabilities of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or to any other Restricted Subsidiary), whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof; (B) for any letter of credit for the account of such Person supporting other obligations of such Person described in this definition; or (C) for the payment of money relating to a Capitalized Lease Obligation; (ii) the unrecovered investment of a purchaser (other than the Company or any of its Restricted Subsidiaries) of such Person's Receivables pursuant to a Receivables purchase facility or otherwise (whether or not characterized as a sale of such Receivables or a secured loan, but excluding any disposition of Receivables in connection with a disposition of fixed assets or a business of such Person and any disposition of defaulted Receivables for collection), together with any obligation of

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such Person to pay any discount, interest, fees, indemnification amounts, penalties, recourse on account of the uncollectability of Receivables, expenses or other amounts in connection therewith; (iii) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or (ii), which the Person has guaranteed or which is otherwise its legal liability; (iv) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or (ii) secured by a Lien to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (v) any renewals, extensions or refundings of any of the foregoing described in any of the preceding clauses (i), (ii), (iii) and (iv). The "amount" or "principal amount" of Indebtedness of any Person at any date, as used herein, shall be the outstanding principal amount at such date of all unconditional Indebtedness, the maximum principal amount of any contingent Indebtedness or the unrecovered purchaser's investment in a sale of Receivables, in each case at such date and without taking into account any premium, interest, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts (other than principal or unrecovered purchaser's investment) in respect thereof; provided, however, that (y) with respect to Indebtedness described in clause (iv) above, the amount of Indebtedness shall be the lesser of (a) the amount of the Indebtedness of such other Person that is secured by the property or assets of such Person and
(b) the fair market value of the property or assets securing such Indebtedness, and (z) with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the amount of Indebtedness thereunder shall be the amounts of such commitments as of the date of determination.

    "Issue Date" means July 24, 1996.

    "Lien" means any mortgage, pledge, security interest, adverse claim (as defined in Section 8.302(2) of the New York Uniform Commercial Code), encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement).

    "New Credit Agreement" means the credit agreement, dated as of October 12, 1994, by and among the Company, the financial institutions signatory thereto and Bankers Trust Company, as agent for such financial institutions, as amended, modified, refinanced or extended from time to time, including without limitation, as amended and restated as of March 22, 1996.

    "Ordinary Course of Business Liens" means, with respect to any Person,

         (i) Liens for taxes, assessments, governmental charges, levies or claims not yet delinquent or being contested in good faith;

        (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business (including the construction of facilities) or deposits to obtain the release of such Liens:

        (iii) Liens in connection with workers' compensation, unemployment insurance and other similar legislation;

        (iv) zoning restrictions, licenses, easements, rights-of-way and other similar charges or encumbrances or restrictions not interfering in any material respect with the business of such Person or any of its Subsidiaries;

        (v) Liens securing such Person's obligations with respect to commercial letters of credit;

        (vi) Liens to secure public or statutory obligations of such Person;

       (vii) judgment and attachment Liens against such Person not giving rise to a Default under the Notes or Liens created by or existing from any litigation or legal proceeding against such Person which is currently being contested in good faith by such Person in appropriate proceedings;

       (viii) leases or subleases granted to other Persons or existing on property acquired by such Persons:

        (ix) Liens encumbering property or assets of such Person under construction arising from progress or partial payments;

        (x) Liens encumbering customary initial deposits and margin accounts and other Liens securing obligations arising out of Interest Swap Obligations, Currency Agreements and Commodities Agreements, in each case of the type typically securing such obligations; provided, however, that if such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate to Indebtedness not incurred in violation of the Indenture, such Lien may also cover the property and assets securing the Indebtedness to which such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate;

        (xi) Liens encumbering deposits made to secure obligations arising from public, statutory, regulatory, contractual or warranty requirements or obligations of such Person or its Subsidiaries (not constituting Indebtedness);

       (xii) Liens arising from filing UCC financing statements regarding leases or consignments;

       (xiii) purchase money Liens securing payables (not constituting Indebtedness) arising from the purchase by such Person or any of its Affiliates of any equipment or goods in the ordinary course of business;

       (xiv) Liens arising out of consignment or similar arrangements for the sale of goods entered into by such Person or any of its Subsidiaries in the ordinary course of business;

       (xv) Liens in the ordinary course of business granted by such Person to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, or progress payments, performance and return-of-money bonds and other similar obligations (not constituting Indebtedness);

       (xvi) Liens in favor of collecting banks constituting a right of set-off, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in the possession of such bank; and

      (xvii) Liens in favor of customs and revenue authorities.

    "Permitted Existing Indebtedness of an Acquired Person" means Indebtedness of any Person (which may be assumed or guaranteed by, or may otherwise become the legal liability of, the Company or any Restricted Subsidiary with or into which such Person is merged or consolidated) existing at the time such Person becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or one of its Restricted Subsidiaries, so long as such Indebtedness was not created in anticipation of or as a result of such Person becoming a Restricted Subsidiary or of such merger or consolidation, and any Indebtedness to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such Indebtedness (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing, redemption or defeasance; provided, however, that the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness.

    "Permitted Indebtedness" means (i)(a) any Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility thereunder) as of November 1, 1991 plus $250 million, and less the sum of (x) the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are applied to repay Indebtedness under the Credit Agreements and (y) the proceeds from the sale of the 11 1/2% Notes, the First Mortgage Notes and the Securities of any series; (b) any Indebtedness in a principal amount not exceeding 80% of the aggregate face amount of Receivables of the Company and its Restricted

Subsidiaries (measured as of the latest date as of which information regarding Receivables is available) and constituting Indebtedness described in clause (ii) of the definition of Indebtedness or outstanding pursuant to any other revolving credit facility; (c) any Indebtedness under the 1991 Indenture issued prior to the date hereof, the proceeds of which have been used to repay Indebtedness under the Credit Agreements within five business days after such issuance (and any subsequent Indebtedness the proceeds of which are used to refinance such Indebtedness) and (d) the First Mortgage Notes, the 11 1/2% Notes and the Securities of any series (and any subsequent Indebtedness the proceeds of which are used to refinance such Indebtedness); provided, however, that:

           (1) the aggregate principal amount permitted to be outstanding under clause (a) shall be reduced by the aggregate amount of any repayments or prepayments of any Senior Indebtedness (other than the 11 1/2% Notes, the First Mortgage Notes, any Securities of any series and Indebtedness issued under the 1991 Indenture) out of the proceeds of Asset Dispositions as described in and required by "-- LIMITATION ON ASSET DISPOSITIONS" above after November 1, 1991, and, thereafter, shall be increased if, at the end of the fourth consecutive complete fiscal quarter after the initial reduction pursuant to this clause (1) or at any anniversary of the end of such fourth fiscal quarter, the Consolidated Free Cash Flow of the Company for the preceding four quarters has been zero or greater, in which event the amount of the increase shall be the amount by which the consolidated capital expenditures of the Company and its Restricted Subsidiaries not financed by Indebtedness referred to in clause (vi) of this definition during such four-quarter period exceeds Consolidated Depreciation Expense for such period (provided any such increase shall be made only to the extent all such reductions occurring prior to the four fiscal quarters for which such calculation of Consolidated Free Cash Flow has been made exceed all prior increases pursuant to this clause (1));

           (2) (A) the aggregate amount permitted to be incurred under clause
       (a) shall be reduced by the principal amount outstanding under the New Credit Agreement on the Issue Date net of subsequent reductions thereof, and (B) the aggregate amount permitted to be incurred under clause (b) shall be reduced by the principal amount outstanding under the Master Trust Indenture and Security Agreement among Stone Receivable Corporation, Marine Midland Bank, as trustee, and Bankers Trust Company, as administrative agent (the "SRC Master Trust Indenture") on the Issue Date net of any subsequent reductions thereof;

           (3) the Permitted Indebtedness contemplated by this clause (i) may be incurred by the Company and, in the case of Permitted Indebtedness constituting Indebtedness under clause (ii) of the definition of Indebtedness, by the Company or any Restricted Subsidiary; and

           (4) any Restricted Subsidiary in the Stone Canada Group may incur, assume or guarantee any Indebtedness under clauses (i)(a) and (i)(b) above under any revolving credit facilities of Restricted Subsidiaries in the Stone Canada Group entered into pursuant to this clause (i), for which the aggregate amount committed thereunder does not exceed $200 million, to finance the working capital of Restricted Subsidiaries in the Stone Canada Group;

        (ii) Permitted Subordinated Indebtedness;

        (iii) Permitted Refinancing Indebtedness;

        (iv) Permitted Stone Canada Indebtedness;

        (v) Permitted Existing Indebtedness of an Acquired Person;

        (vi) Indebtedness incurred for the purpose of acquiring Capital Stock of another Person, or assets comprising a business or line of business or intangible assets or acquiring, constructing or improving fixed assets, in each case related primarily to, or used in connection with, the paper or forest products businesses and which (a) constitutes all or a portion of (but not more than) the purchase price of such Capital Stock or assets (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost of construction or improvement of such assets (together with any transaction costs relating to such purchase, construction or improvement), (b) is incurred prior to, at the time of or within 270 days after the acquisition, construction or improvement of such assets for the purpose of financing the purchase price of such Capital Stock or assets or the cost of construction or improvement thereof (together with any transaction costs relating to such purchase, construction or improvement) and (c) is the direct or guaranteed obligation of any of (1) the Company, (2) a Restricted Subsidiary formed for the purpose of acquiring such Capital Stock or assets (and having no material assets other than assets to be used for such acquisition), (3) any Person comprised within the acquired assets or (4) in the case of the construction or improvement of fixed assets, the Restricted Subsidiary which will own such assets, or any extension, renewal or refinancing of such Indebtedness; provided, however, that the amount so extended, renewed or refinanced shall not exceed the principal amount outstanding on the date of such extension, renewal or refinancing, plus costs incurred in connection with any such extension, renewal or refinancing (it being understood that any fixed assets included within capital expenditures which increased Indebtedness Permitted under clause (i) of the definition of Permitted Indebtedness pursuant to clause
    (1) to the proviso to such clause may not be financed pursuant to this clause (vi));

       (vii) Indebtedness in an aggregate principal amount not to exceed $300 million at any one time outstanding; provided, however, that no Restricted Subsidiary may incur Indebtedness under this clause (vii) to the extent that after the incurrence of such Indebtedness the sum (without duplication) of
    (x) all Indebtedness of Restricted Subsidiaries incurred under this clause
    (vii), plus (y) Indebtedness and other obligations then secured pursuant to clause (xii) of the definition of Permitted Liens, plus (z) the amount of Indebtedness that was not incurred pursuant to clause (i)(b) of this definition and is secured pursuant to clause (vi) of the definition of Permitted Liens shall not exceed $300 million;

       (viii) Indebtedness of the Company in an aggregate principal amount not to exceed $250 million at any one time outstanding;

        (ix) any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that was not incurred in violation of the terms of the Indenture: and

        (x) Indebtedness to finance an increase in the working capital of any Person or Persons that (a) are organized under the laws of a jurisdiction other than the United States or any subdivision thereof and (b) became Restricted Subsidiaries after November 1, 1991; provided, however, that Indebtedness pursuant to this clause (x) is the obligation of the Company or such Person or Persons.

        "Permitted Liens" means, with respect to any Person,

         (i) Ordinary Course of Business Liens;

        (ii) Liens upon property or assets acquired or constructed by such Person or any Affiliate after November 1, 1991 or constituting improvements after November 1, 1991 to property or assets; provided, however, that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance or refinance, the purchase price (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or cost of construction of the property or assets subject thereto or of such improvement, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost (together with any transaction costs relating to such purchase, construction or improvement), (c) such Lien does not extend to or cover any other property or assets other than such property, assets, improvement and any other improvements thereon (or, in the case of any construction or improvement, any substantially unimproved real property on which the property is constructed or the improvement is located) and (d) the occurrence of such Indebtedness is permitted by clause (vi) of the definition of Permitted Indebtedness;

        (iii) Liens securing obligations with respect to letters of credit (other than commercial letters of credit) to the extent the obligations supported by such letters of credit may be secured without violating the limitation on liens described under "-- LIMITATION ON FUTURE LIENS AND GUARANTIES;"

        (iv) Liens covering property subject to any Capitalized Lease Obligation or other lease which was not entered into in violation of the Indenture securing the interest of the lessor or other Person under such Capitalized Lease Obligation or other lease;

        (v) Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture (including the Indenture) and Liens securing obligations to a trustee or agent with respect to collateral for any Indebtedness;

        (vi) Liens created in connection with a disposition of Receivables (whether or not characterized as a sale of such Receivables or a secured loan) not prohibited by the Indenture on (a) such Receivables, (b) collateral securing such Receivables, (c) goods or services, the sale, lease or furnishing of which gave rise to such Receivables, (d) books and records relating to such Receivables, (e) agreements or arrangements supporting or securing such Receivables and (f) incidental property and assets relating to any of the foregoing; provided, however, that the aggregate amount at any time of Indebtedness that is secured pursuant to this clause (vi) and was not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness, shall at no time exceed (x) $300 million less (y) the sum of Indebtedness and other obligations then secured pursuant to clause (xii) of this definition plus the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause (vi) or such clause (xii));

       (vii) Liens upon property or assets of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of the Company or any of its Subsidiaries and Liens upon property or assets of any Subsidiaries of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of any Subsidiaries of the Company; provided, however, that (a) such Permitted Lien is released contemporaneously with the creation of the Lien in substitution therefor,
    (b) the fair market value of the property or assets with respect to the Lien so released is substantially the same as the fair market value of the property or assets subject to the Lien created in substitution therefor and
    (c) no Lien may be placed on property or assets of the Company or a Restricted Subsidiary in substitution and exchange for a Lien upon property or assets of an Unrestricted Subsidiary;

       (viii) Liens upon property or assets of a Subsidiary of a Person securing Indebtedness of such Person or of such Subsidiary, which Liens are created in substitution and exchange for an outstanding pledge by such Person of a majority of the Capital Stock of such Subsidiary for the purpose of securing such Indebtedness (or a guaranty in respect thereof); provided, however, that if the property and assets of such Subsidiary to be subjected to such Liens have a fair market value in excess of $25 million, such Subsidiary shall have guaranteed the obligations of the Company in respect of the Notes and, if requested by the Trustee, such Subsidiary shall have waived all its rights of subrogation and reimbursement from the Company in connection with such guaranty;

        (ix) Liens upon any property or assets (a) existing at the time of acquisition thereof by the Company or any Subsidiary, (b) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company or existing at the time of a sale or transfer of any such property or assets of such Person to the Company or any Subsidiary of the Company or (c) of a Person existing at the time such Person becomes a Subsidiary of the Company; provided, however, that such Liens shall not have been created in contemplation of such sale, merger, consolidation, transfer or acquisition;

        (x) Liens existing at November 1, 1991;

        (xi) (a) Liens upon any property or assets of the Company and its Restricted Subsidiaries securing Indebtedness under the Credit Agreements in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of November 1, 1991 less (y) the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are or have been applied to repay Indebtedness under the Credit Agreements and plus (z) $250 million and (b) Liens securing Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness upon property or assets that as of November 1, 1991 secured the Credit Agreements or the SRC Master Trust Indenture;

       (xii) Liens securing Indebtedness or other obligations of the Company and its Restricted Subsidiaries not to exceed an aggregate principal amount of $350 million less, at any time, the sum of (y) the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause (xii) or clause (vi) of this definition) plus (z) the amount of Indebtedness secured pursuant to clause (vi) of this definition and not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness;

       (xiii) Liens upon property or assets of a Subsidiary securing Indebtedness or other obligations owing to the Company;

       (xiv) Liens on proceeds of any property or assets subject to a Lien permitted by the other clauses of this definition;

       (xv) any equal and ratable Lien that is granted pursuant to the Continental Guaranty and that relates to a Lien that otherwise constitutes a Permitted Lien;

       (xvi) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Indenture;

      (xvii) Liens on property or assets of any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States or any subdivision thereof securing Indebtedness of such Restricted Subsidiary outstanding as of November 1, 1991 (or any extension, renewal or refinancing thereof);

      (xviii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i) through (xvii) (covering the same property and assets as such Lien); and

       (xix) Permitted Collateral Liens (as defined in the First Mortgage Note Indenture);

    provided, however, that no Lien described in any of the foregoing clauses other than clause (xi)(a) shall encumber the rights of the Company with respect to Indebtedness, obligations and other liabilities owed to the Company by any Restricted Subsidiary or to any Restricted Subsidiary by the Company or another Restricted Subsidiary.

    "Permitted Refinancing Indebtedness" means Indebtedness of (i) the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of the Company or any Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, (ii) a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of such Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, or (iii) the Company or a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, any then outstanding industrial revenue or development bonds that were outstanding at November 1, 1991 (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing or defeasance; provided, however, that, in the case of (i) (ii) or (iii), the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness; and provided, further, that the only Indebtedness which may be subject to exchange, refinancing, redemption or defeasance pursuant to clause (i), (ii) or (iii) of this definition shall be Indebtedness outstanding as of November 1, 1991 (other than Indebtedness under the Credit Agreements, Subordinated Indebtedness and Indebtedness under lines of credit) or any extension, renewal or refinancing thereof, and Indebtedness that was incurred after November 1, 1991 and before the Issue Date (other than solely as Permitted Indebtedness under the 1991 Indenture) or is incurred after the Issue Date (other than solely as Permitted Indebtedness).

    "Permitted Stone Canada Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary in the Stone Canada Group outstanding pursuant to lines of credit in an aggregate principal amount not to exceed U.S. $100 million (of which not more than Cdn. $60 million may be owed by Restricted Subsidiaries in the Stone Canada Group) at any one time outstanding or pursuant to any extension, renewal or refinancing of such outstanding amount plus any costs incurred in connection with any such extension, renewal or refinancing; provided, however, that the aggregate principal amount permitted to be incurred under this definition shall be reduced by the principal amount under lines of credit outstanding on the Issue Date net of subsequent repayments or reductions thereof.

    "Permitted Subordinated Indebtedness" means (i) Subordinated Indebtedness of the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, then outstanding Subordinated Indebtedness of the Company that was outstanding at November 1, 1991 (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance; provided, however, that
(a) such Subordinated Indebtedness does not have a shorter weighted average life than that then remaining for, or a maturity earlier than that of, the Indebtedness so exchanged, refinanced, redeemed or defeased, except that in the case of any exchange, such Subordinated Indebtedness may have a maturity that is earlier (but not more than six months earlier) than that of the Indebtedness so exchanged, provided that the Subordinated Indebtedness shall have the same or a longer weighted average life than that then remaining for the Indebtedness so exchanged and (b) in the case of refinancings, redemptions or defeasances, the proceeds of such Subordinated Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Subordinated Indebtedness; and (ii) Indebtedness of the Company in an aggregate principal amount not to exceed $250 million at any one time outstanding, so long as such Indebtedness (a) constitutes Subordinated Indebtedness and (b) does not have (A) a weighted average life that is shorter than that then remaining for (1) the Company's 9 7/8% Senior Notes due 2001 then outstanding, (2) the 11 1/2% Notes then outstanding or (3) the Notes then Outstanding (provided that, for purposes of this definition, it shall be deemed that the Notes will cease to be Outstanding as of the first day following the Put Date (or, if a Delaying Event shall have occurred, the Delayed Put Date)) or
(B) a maturity that is earlier than the latest maturity of (1) the Company's
9 7/8% Senior Notes due 2001 then outstanding, (2) the 11 1/2% Notes then outstanding or (3) the Notes then Outstanding (provided that, for purposes of this definition, it shall be deemed that the Notes will mature as of the first day following the Put Date (or, if a Delaying Event shall have occurred, the Delayed Put Date)).

    "Principal Property" means (i) any mill, converting plant, manufacturing plant, or other facility owned by the Company or any Restricted Subsidiary of the Company which is located within the present fifty states of the United States and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets and (ii) timberlands, in each case other than properties or any portion of a particular property which in the opinion of the Board of Directors is not of material importance to the Company's business.

    "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

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    "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or purchased by such Person or any of its Subsidiaries prior to 30 days after the latest maturity date of the Notes then Outstanding, or is redeemable or subject to mandatory purchase or similar put rights at the option of the Holder thereof at any time prior to 30 days after the latest maturity date of the Notes then Outstanding (provided that, for purposes of this definition, it shall be deemed that the Notes will mature as of the first day following the Put Date (or, if a Delaying Event shall have occurred, the Delayed Put Date)), or any security which is convertible or exchangeable into a security which has such provisions.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Senior Indebtedness" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred, assumed or guaranteed by the Company, on or prior to the Issue Date in compliance with the 1991 Indenture and thereafter, in compliance with the "-- LIMITATION ON FUTURE INCURRENCE OF INDEBTEDNESS" covenant (including, without limitation, the Notes), (ii) obligations of the Company related to the termination of Interest Swap Obligations, Currency Agreements or Commodities Agreements pertaining to Indebtedness described under clause (i) above and (iii) principal of or interest on the Securities. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Subordinated Indebtedness, (b) Indebtedness of or amounts owed by the Company for compensation to employees, for goods or materials purchased in the ordinary course of business or for services or (c) Indebtedness of the Company to a Subsidiary of the Company.

    "Seven Year Treasury Rate" means the arithmetic average (rounded to the nearest basis point) of the weekly average per annum yield to maturity values adjusted to constant maturities of seven years, for the Rate Determination Period as determined from the yield curves of the most actively traded marketable United States Treasury fixed interest rate securities (x) constructed daily by the United States Treasury Department (i) as published by the Federal Reserve Board in its Statistical Release H.15 (519), "Selected Interest Rates," which weekly average yield to maturity values currently are set forth in such Statistical Release under the caption "U.S. Government Securities -- Treasury Constant Maturities -- 7 Year" or (ii) if said Statistical Release H.15 (519) is not then published, as published by the Federal Reserve Board in any release comparable to its Statistical Release H.15 (519) or (iii) if the Federal Reserve Board shall not be publishing a comparable release, as published in any official publication or release of any other United States Government Department or agency, or (y) if the United States Treasury Department shall not then be constructing such yield curves, then as constructed by the Federal Reserve Board or any other United States Government Department or agency and published as set forth in (x) above. However, if the Seven Year Treasury Rate cannot be determined as provided above, then the Seven Year Treasury Rate shall mean the arithmetic average (rounded to the nearest basis point) of the per annum yields to maturity for each Business Day during the Rate Determination Period of all of the issues of actively trading issues of non-interest bearing United States Treasury fixed interest rate securities with a maturity of not less than 81 months nor more than 87 months from such Business Day (1) as published in THE WALL STREET JOURNAL or (2) if THE WALL STREET JOURNAL shall cease such publication, based on average asked prices (or yields) as quoted by each of three United States Government securities dealers of recognized national standing selected by the Company.

    "Specified Bank Debt" means (i) all Indebtedness and other monetary obligations owing under the New Credit Agreement or any credit facilities with the banks signatory to the New Credit Agreement (or with banks affiliated with such banks), so long as such facilities are related to the New Credit Agreement; and (ii) Indebtedness owing as of the date of the Indenture or thereafter to banks or other financial institutions under credit facilities which may in the future refinance, refund, replace, supplement or succeed (regardless of any gaps in time) the New Credit Agreement or the facilities referenced in clause (i) hereof (including extensions and restructurings and the inclusion of additional or different or substitute lenders), so long as (a) the aggregate principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of such Indebtedness is at least equal to the principal of all publicly issued Senior Indebtedness (including, without limitation, any Indebtedness under the 1991 Indenture and the 1994 Indentures) then outstanding (it being understood that Indebtedness described in clause (i) above and issues of Indebtedness having a principal amount lower than set forth in clause (b) below shall not be included in this amount), (b) Indebtedness outstanding under each particular credit facility has a principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of at least $25 million and (c) such Indebtedness constitutes Senior Indebtedness.

    "Stone Canada Group" means Stone Canada and its Restricted Subsidiaries existing as of the date of the Indenture.

    "Subordinated Capital Base" means the sum of (i) the Consolidated Net Worth and (ii) to the extent not included in clause (i) above, the amounts (without duplication) relating to (a) the principal amount of Subordinated Indebtedness incurred after November 1, 1991 which is unsecured and which does not have at the time of incurrence of such Subordinated Indebtedness a weighted average life that is shorter than the weighted average life remaining for the then outstanding Indebtedness under the 1991 Indenture issued prior to the Issue Date, or if less than $200,000,000 of such Indebtedness is outstanding, the 11 1/2% Notes then outstanding, or if less than $100,000,000 of such Indebtedness is outstanding, the Outstanding Notes (provided that for purposes of this definition, it shall be deemed that the Notes will cease to be Outstanding as of the day following the Put Date (or, if a Delaying Event shall have occurred, the Delayed Put Date)), or a maturity that is earlier than the maturity of any of the then outstanding Indebtedness under the 1991 Indenture issued prior to the Issue Date, or if less than $200,000,000 of such Indebtedness is outstanding, the 11 1/2% Notes then outstanding , or if less than $100,000,000 of such Indebtedness is outstanding, the Outstanding Notes (provided that for purposes of this definition, it shall be deemed that the Notes will mature as of the day following the Put Date (or, if a Delaying Event shall have occurred, the Delayed Put Date)), (b) redeemable stock of the Company that does not constitute Redeemable Stock and (c) the principal amount of the 11 1/2% Senior Subordinated Notes due September 1, 1999 of the Company or any Subordinated Indebtedness exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such 11 1/2% Senior Subordinated Notes due September 1, 1999 pursuant to clause (ii) of the definition of "Permitted Indebtedness," that, in the case of clauses (a), (b) and (c), as at the date of determination, in conformity with GAAP consistently applied, would be set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

    "Subordinated Indebtedness" means Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate to the Notes in right of payment or in rights upon liquidation.

    "Subsidiary" means, with respect to any Person, (i) any corporation of which at least a majority in interest of the outstanding Capital Stock having by the terms thereof voting power under ordinary circumstances to elect directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or by one or more corporations a majority in interest of such stock of which is similarly owned or controlled, or by such Person and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled or (ii) any other Person (other than a corporation) in which such Person, directly or indirectly, at the date of determination thereof, has at least a majority equity ownership interest.

    "Ten Year Treasury Rate" means the arithmetic average (rounded to the nearest basis point) of the weekly average per annum yield to maturity values (adjusted to constant maturities of ten years, for the Rate Determination Period as determined from the yield curves of the most actively traded marketable United States Treasury fixed interest rate securities (x) constructed daily by the United States Treasury

Department (i) as published by the Federal Reserve Board in its Statistical Release H.15 (519), "Selected Interest Rates." which weekly average yield to maturity values currently are set forth in such Statistical Release under the caption "U.S. Government Securities -- Treasury Constant Maturities -- 10 Year" or (ii) if said Statistical Release H.15 (519) is not then published, as published by the Federal Reserve Board in any release comparable to its Statistical Release H.15 or (iii) if the Federal Reserve Board shall not be publishing a comparable release, as published in any official publication or release of any other United States Government Department or agency, or (y) if the United States Treasury Department shall not then be constructing such yield curves, then as constructed by the Federal Reserve Board or any other United States Government Department or agency and published as set forth in (x) above. However, if the Ten Year Treasury Rate cannot be determined as provided above, then the Ten Year Treasury Rate shall mean the arithmetic average (rounded to the nearest basis point) of the per annum yields to maturity for each Business Day during the Rate Determination Period of all of the issues of actively trading issues of non-interest bearing United States Treasury fixed interest rate securities with a maturity of not less then 117 months nor more than 123 months from such Business Day (1) as published in THE WALL STREET JOURNAL or (2) if THE WALL STREET JOURNAL shall cease such publication, based on average asked prices (or yields) as quoted by each of three United States Government securities dealers of recognized national standing selected by the Company.

    "Unrestricted Subsidiary" means a Subsidiary of the Company which has been designated as an "Unrestricted Subsidiary" for purposes of the Indenture by the Company and (a) at least 20% of whose common stock is held by one or more Persons (other than the Company and its Affiliates) which acquired such common stock in a bona fide transaction for fair value and (b) at least 10% of whose total capitalization at the time of designation is in the form of common stock or at least 15% of the fair market value of whose assets at such time shall have been contributed by such Persons. An Unrestricted Subsidiary may be designated to be a Restricted Subsidiary only if, at the time of such designation, all Indebtedness and Liens of such Subsidiary could be incurred under the Indenture.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of Notes to beneficial owners purchasing Notes at their original issuance ("holders"). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary does not address all of the tax consequences that might be relevant to the holder in light of the holder's particular circumstances or to holders subject to special rules. This summary assumes that holders will hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address any tax consequences to a holder who or which is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Furthermore, this summary does not describe any aspect of the tax laws of any state, local or foreign jurisdiction.

THE EXCHANGE

    An exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as a sale, exchange or other taxable event for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. As a result, no material federal income tax consequences should result from an exchange of Old Notes for New Notes pursuant to the Exchange Offer.

    For federal income tax purposes, a New Note received by a beneficial owner of an Old Note should be treated as a continuation of the Old Note in the hands of such owner.

RECOGNITION OF INTEREST INCOME

    On June 11, 1996, the Internal Revenue Service issued final Treasury Regulations governing the treatment of debt instruments issued on or after August 13, 1996 that provide for one or more contingent payments. Although the interest payments on the Notes will be treated as contingent payments, the Old Notes were issued prior to August 13, 1996 and therefore the final Treasury Regulations will not apply to the Notes. With respect to debt instruments issued prior to August 13, 1996, the preamble to the final Treasury Regulations states that a taxpayer, which would include the Company or a holder of Notes, may use any reasonable method to account for contingent payments.

    Under general principles of federal income tax law, interest on the Notes may be taken into income by a holder that uses the cash method of accounting when actually or constructively received, and may be taken into income by a holder that uses an accrual method of accounting when the right to receive such interest is fixed and the amount thereof is determinable with reasonable accuracy. Alternatively, the preamble to the final Treasury Regulations states that a reasonable method would include the method set forth in the proposed Treasury Regulations which have been finalized through the issuance of the final Treasury Regulations. Under those proposed Treasury Regulations, a payment schedule must be projected for the contingent payment debt instrument and holders generally must recognize interest income on a constant-yield basis based on the projected schedule, with certain adjustments if payments are not made in accordance with such schedule. The method set forth in the proposed Treasury Regulations might result in the inclusion of interest in income earlier or later than under the general principles of federal income tax law described above depending upon the projected payment schedule and might result in the inclusion in income before the receipt of cash attributable thereto. Under the proposed Treasury Regulations, certain amounts realized upon disposition of a Note which would otherwise be treated as capital gain or loss may be recharacterized as interest income or ordinary loss.

    The Company believes the general principles of federal income tax law discussed above constitute a reasonable method, and consequently the Company intends to accrue interest expense on the Notes and to provide tax reporting information to holders and the Internal Revenue Service, consistent with these principles.

SALE, EXCHANGE OR RETIREMENT OF NOTES

    A holder generally recognizes gain or loss upon the sale, exchange or retirement of a Note equal to the difference between the amount realized upon such sale, exchange or retirement (excluding any amount attributable to accrued but unpaid interest) and the holder's adjusted basis in the Note. In general, a holder's tax basis in the Note will be equal to the holder's cost for the Note decreased by any principal payments on the Note. To the extent attributable to accrued but unpaid interest, the amount realized by the holder will be treated as payment of interest. Except as noted above under "-- Recognition of Interest Income", any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of such sale, exchange or retirement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate holders. In addition, a 31% backup withholding tax applies if the non-corporate holder fails to provide certain identifying information (such as the holder's taxpayer identification number) in the required manner. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld from a payment to a holder under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH PERSON CONSIDERING THE ACQUISITION OF NEW NOTES SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    Prior to the Exchange Offer, there has been no market for any of the New Notes. The New Notes have been approved for listing on the NYSE. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active trading market will develop for, or as to the liquidity of, any of the Notes.

    With respect to resales of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that any holder or beneficial owner (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder or beneficial owner acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder or beneficial owner cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes to be acquired by the holder and any Beneficial Owners of Old Notes in connection with the Exchange Offer are being acquired in the ordinary course of business of the holder and any Beneficial Owners, (ii) the holder and each Beneficial Owner are not engaging, do not intend to engage and have no arrangements or understanding with any person to participate in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein above,
(iv) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any Beneficial Owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. Any Broker-Dealer participating in the Exchange

Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by it in the Exchange Offer. However only Broker-Dealers who exchange Old Notes that were acquired for their own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company), may use this Prospectus to satisfy the prospectus delivery requirements of the Securities Act. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company (who owns Common Stock of the Company).

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----

Available Information...................    2
Incorporation of Certain Documents by
 Reference..............................    2
Prospectus Summary......................    3
Summary Financial Data..................   10
Risk Factors............................   12
The Exchange Offer......................   17
Use of Proceeds.........................   24
Capitalization..........................   25
Business................................   26
Credit Agreement........................   33
Description of Notes....................   36
United States Federal Income Tax
 Consequences...........................   64
Plan of Distribution....................   66
Legal Matters...........................   67
Experts.................................   67

                            ------------------------

    UNTIL NOVEMBER 19, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

                                     [LOGO]

                          STONE CONTAINER CORPORATION

                             OFFER TO EXCHANGE ITS
                         RATING ADJUSTABLE SENIOR NOTES
                          DUE 2016 FOR ANY AND ALL OF
                                ITS OUTSTANDING
                            RATING ADJUSTABLE SENIOR
                                 NOTES DUE 2016

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER 8, 1996

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